                                                                   EXHIBIT 10.31




                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG



                            EPS SOLUTIONS CORPORATION

                                     "BUYER"



                               HOLDEN CORPORATION

                                    "COMPANY"



                                       AND



                          THE STOCKHOLDERS NAMED HEREIN

                                 "STOCKHOLDERS"







                                  MARCH 1, 1999

                                TABLE OF CONTENTS

1.  Purchase of Membership Interests.............................................1

2.  Option.......................................................................1

        2.1.  RIGHT TO PURCHASE..................................................1

        2.2.  EXERCISE PROCEDURE.................................................2

        2.3.  EXERCISE PRICE.....................................................2

        2.4.  MATERIAL INFORMATION...............................................2

        2.5. NO INTERFERENCE WITH OPTION.........................................2

3.  Representations and Warranties of the Company and the Members................2

        3.1.  ORGANIZATION AND GOOD STANDING.....................................3

        3.2.  OWNERSHIP OF MEMBERSHIP INTERESTS..................................3

        3.3.  AUTHORIZATION OF AGREEMENT.........................................4

        3.4.  TITLE TO ASSETS....................................................4

        3.5.  CERTAIN PROPERTY OF THE COMPANY....................................4

        3.6.  YEAR 2000 COMPLIANCE...............................................6

        3.7.  NO CONFLICT OR VIOLATION...........................................7

        3.8.  CONSENTS...........................................................7

        3.9.  LABOR AND EMPLOYMENT MATTERS.......................................7

        3.10.  EMPLOYEE PLANS....................................................8

        3.11.  LITIGATION........................................................8

        3.12.  CERTAIN AGREEMENTS................................................9

        3.13.  COMPLIANCE WITH APPLICABLE LAW....................................9

        3.14.  LICENSES.........................................................10

        3.15.  INTERCOMPANY AND AFFILIATE TRANSACTIONS; INSIDER INTERESTS.......10


        3.16. LIABILITIES.......................................................11

        3.17. TAXES.............................................................11

        3.18. BROKERS...........................................................12

        3.19. ACKNOWLEDGMENT RE DELOITTE & TOUCHE LLP...........................12

4.  Representations and Warranties of Buyer.....................................12

        4.1.  ORGANIZATION AND CORPORATE AUTHORITY..............................12

        4.2.  NOTES.............................................................12

        4.3.  NO CONFLICT OR VIOLATION..........................................12

        4.4.  PURCHASE FOR INVESTMENT...........................................13

        4.5.  INVESTIGATION BY BUYER............................................13

5.  Certain Understandings and Agreements of the Parties........................13

        5.1.  ACCESS............................................................13

        5.2.  CONFIDENTIALITY...................................................13

        5.3.  CERTAIN CHANGES AND CONDUCT OF BUSINESS...........................14

        5.4.  RESTRICTIVE COVENANTS.............................................16

        5.5.  MEMBER RESTRICTIONS...............................................19

        5.6.  NOTICE OF BREACH..................................................19

        5.7.  FINANCIALS........................................................19

        5.8.  CONTINUANCE OF EXISTING INDEMNIFICATION RIGHTS....................19

        5.9.  TAX MATTERS.......................................................20

        5.10. TAKE-ALONG AND TAG-ALONG RIGHTS...................................22

        5.11. BUSINESS PLAN.....................................................23

        5.12. FINANCING OF THE COMPANY..........................................23

        5.13. EMPLOYEES.........................................................24

        5.14. USE OF SERVICES...................................................25

6.  Survival; Indemnification...................................................25

        6.1.  SURVIVAL..........................................................25

        6.2.  INDEMNIFICATION BY THE MEMBERS....................................26

        6.3.  INDEMNIFICATION BY BUYER..........................................26

        6.4.  INDEMNIFICATION PROCEDURE.........................................26

        6.5.  PAYMENT...........................................................28

        6.6.  LIMITATIONS.......................................................29

7.  Miscellaneous...............................................................29

        7.1.  NOTICES...........................................................29

        7.2.  ASSIGNABILITY AND PARTIES IN INTEREST.............................30

        7.3.  GOVERNING LAW.....................................................30

        7.4.  COUNTERPARTS......................................................30

        7.5.  COMPLETE AGREEMENT................................................30

        7.6.  MODIFICATIONS, AMENDMENTS AND WAIVERS.............................30

        7.7.  HEADINGS; REFERENCES..............................................31

        7.8.  SEVERABILITY......................................................31

        7.9.  INVESTIGATION.....................................................31

        7.10.  EXPENSES OF TRANSACTIONS.........................................31

        7.11.  ARBITRATION......................................................31

        7.12.  SUBMISSION TO JURISDICTION.......................................33

        7.13.  ATTORNEYS' FEES..................................................33

        7.14.  ENFORCEMENT OF THE AGREEMENT.....................................34

EXHIBITS

A.      Form of Accredited Investor Questionnaire
B.      Summary of Certain Considerations
C.      Form of Stockholder Agreement
C-1     Form of Stock Power
D.      Form of Voting Agreement
E.      Form of Subordination Agreement
F.      Form of Opinion of Counsel to the Company and the Stockholders
G-1     Form of Employment Agreement for Key Employees
G-2     Form of Employment Letter for Other Employees
H.      Form of Opinion of Counsel to the Buyer
I.      Form of Officer's Certificate
J.      Form of Notes

SCHEDULES

1.3               Purchase Price
2                 Disclosure Schedule
2.1               Qualifications to do Business
2.5               Financial Statements
2.6(a)            Real Property
2.6(b)            Personal Property
2.6(c)            Proprietary Rights
2.9               Consents
2.10              Employees
2.11              Employee Plans
2.13              Contracts
2.15              Licenses
2.16              Accounts Receivable
2.18              Insurance
2.19              Customers
2.21(b)           Tax Returns
2.22              Indebtedness
2.26              Banks
2.29              Brokers
3.5               Buyer Litigation
3.6(a)            EPSC Subsidiaries
3.6(b)            Consolidated Indebtedness
3.6(c)            Business Descriptions
3.7(a)            Buyer Financial Statements
4.3(a)(i)         Contracts in the Ordinary Course of Business
4.3(a)(xii)       Stockholder Distributions
4.6               Maximum IPO Shares
6.2               Employees Signing Employment Agreements

                            STOCK PURCHASE AGREEMENT

               THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of March 1, 1999 by and among Holden Corporation, an Illinois corporation (the "COMPANY"), the stockholders of the Company listed on the signature page(s) hereof (each such individual a "STOCKHOLDER," and collectively, the "STOCKHOLDERS"), James F. Holden, acting for and on behalf of the Stockholders as their representative pursuant to Section 4.9 (the "STOCKHOLDER REPRESENTATIVE"), and EPS Solutions Corporation, a Delaware corporation ("BUYER").

               A. The Company is engaged in (1) the provision of sales training seminars that teach salespeople, sales managers and sales support people the process of selling in the areas of territory, account and relationship selling as expressed in the Power Base(R) Selling, Territory Value Selling, Partnership Selling and Relationship Management seminars currently offered by the Company;
(2) the provision of marketing workshops that teach sales and marketing personnel to more effectively align their marketing efforts to the Power Base(R) Selling methodology, as expressed in the Company's Power Base(R) Marketing Alignment Workshops; (3) the development of diagnostics that relate to the Company's sales training seminars and marketing workshops, as identified above, including Architectural Assessments(R) 1.0 through 7.0 tool, Revenue Risk Report and Valu-Driver(R) tool; (4) the development of software that relates to the Power Base(R) Selling methodology, in terms of assisting in the implementation of the methodology, including software designs for future possible software, as expressed in the SmartSel(TM) software, IntelliCoach software design, and VALUGUIDE(R) software offerings; and (5) the provision of consulting services that relate to increasing sales force effectiveness in the areas of recruiting and selection, compensation, performance management and competency assessment of sales and sales management personnel as they relate to the Company's current offerings, as identified above, and sales presentations at customer conferences that are an introduction to the Company's approach to sales effectiveness (the "BUSINESS").

               B. The Stockholders own 1,000 shares of common stock of the Company, constituting all of the issued and outstanding shares of capital stock of the Company (the "SELLER SHARES").

               C. The Stockholders desire to sell to Buyer, and Buyer desires to purchase from the Stockholders, all of the Seller Shares on the terms and conditions set forth in this Agreement.

               NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                              1. SALE AND PURCHASE.

1.1. Agreements to Sell and Purchase. On the Closing Date (as hereinafter defined) the Stockholders shall sell to Buyer, and Buyer shall purchase from the Stockholders, all of the Seller Shares, for the purchase price described in
Section 1.3.

1.2. Closing. The closing of the sale and purchase of the Seller Shares (the "CLOSING") will take place at the offices of Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Irvine, California, on a date to be selected by Buyer after all the conditions set forth in Article 6 have either been satisfied or, in the case of conditions not satisfied, waived in writing by the party entitled to the benefit of such conditions (the "CLOSING DATE"). Prior to the Closing Date, Buyer shall provide written notice (the "CLOSING NOTICE") to the Company and the Stockholders informing the Company and the Stockholders of the anticipated Closing Date. At the Closing, the Stockholders shall deliver to Buyer or its designees stock certificates, duly endorsed in blank (or accompanied by duly executed stock powers), representing the Seller Shares being sold by the Stockholders and each other instrument of transfer Buyer may reasonably request to vest effectively in Buyer good and valid title to the Seller Shares, free and clear of any liens, pledges, options, security interest, trusts, encumbrances or other rights or interests of any person or entity, together with any taxes, direct or indirect, attributable to such transfer of the Seller Shares, and Buyer shall thereupon pay to each Stockholder the Purchase Price for such Stockholder's Seller Shares.

1.3. Purchase Price. The consideration to be paid by Buyer for the Seller Shares (the "PURCHASE PRICE"), both in the aggregate and to each Stockholder for such Stockholder's Seller Shares, is described in Schedule 1.3.

1.4. Certificates for Shares. In order to facilitate replacement of certificates for the shares of Series A Common Stock of Buyer constituting part of the Purchase Price (the "SHARES") upon an IPO (as defined herein) with the transfer agent's form of certificate, and to facilitate enforcement of the Stockholder Agreement (as defined herein), Buyer will keep custody of the certificates representing the Shares until the IPO and until the Shares are no longer subject to the Stockholder Agreement, and recipients of Shares will execute and deliver blank stock powers as described in Section 6.2(d)(i). This custody arrangement will not affect the rights as a stockholder of any permitted recipient of Shares.

        2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS. Each representation and warranty contained in this Article 2 is qualified by the disclosures made in the disclosure schedule attached hereto as Schedule 2 (the "DISCLOSURE SCHEDULE"). This Article 2 and the Disclosure Schedule shall be read together as an integrated provision. The Company and the Stockholders, jointly and severally, represent and warrant to Buyer that:

2.1. Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, with full corporate power and authority to carry on the Business as it is now being conducted, and to own, lease or operate its assets and properties. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect. Schedule 2.1 lists all of the jurisdictions in which the Company is qualified to do business. "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on or change in the Business or the financial condition or results of operation of the Company, other than any such change or effect attributable to or resulting from (i) changes in conditions (economic or otherwise) generally applicable to the industries in which the Company operates the Business, or general economic conditions globally, in the United States or in the regions thereof in which the Company operates the Business, or (ii) any change in laws, rules or regulations of general applicability relating to or affecting the industries in which the Company operates the Business or interpretations of such laws, rules or regulations by any Governmental Entity. Complete and accurate copies of the charter documents of the Company, with all amendments thereto to the date hereof, and the bylaws as presently in effect, have been furnished to Buyer or its representatives.

2.2. Ownership of Capital Stock.

        (a) The authorized capital stock of the Company consists of 5,000 shares of common stock of the Company, no par value, of which 1,000 shares are issued and outstanding and held by the Stockholders as joint tenants. There is no other issued and outstanding capital stock of the Company. Without limiting the foregoing, any and all shares of capital stock of the Company issued to Arthur Jacobs have been returned to the Company and canceled and Arthur Jacobs has no equity or other interest in the Company.

        (b) The Seller Shares are all of the issued and outstanding capital stock of the Company and are validly issued and outstanding, fully paid and non-assessable. Neither the Stockholders nor the Company has granted, issued or agreed to grant or issue any other equity interests in the Company and there are no outstanding options, warrants, subscription rights, securities that are convertible into or exchangeable for, or any other commitments of any character relating to, any equity interests of the Company.

        (c) The Stockholders have good and valid title to, and sole record and beneficial ownership of, the Seller Shares, free and clear of any claims, liens, pledges, options, security interests, trusts encumbrances or other rights or interests of any person or entity.

        (d) All dividends, distributions and redemptions made or to be made by the Company with respect to its equity interests have complied or will comply with applicable law.

        (e) All offers and sales of capital stock of the Company prior to the date hereof were exempt from the registration requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and were registered or qualified under or exempt from all applicable state securities laws.

        (f) The Company does not own, and did not own at any time, directly or indirectly, either of record or beneficially, any equity interest in any entity, and does not have the right to acquire any equity interest in any entity.

2.3. Authorization of Agreement. The Company and the Stockholders have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by the parties hereto in connection herewith (together with all other documents to be delivered in connection herewith or therewith, collectively the "TRANSACTION DOCUMENTS") have (except for Transaction Documents to be executed and delivered solely by Buyer) been duly and validly approved by the Board of Directors of the Company (the "BOARD OF DIRECTORS") and the Stockholders and no other proceedings on the part of the Company or the Stockholders are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement and the other Transaction Documents to be delivered by the Company or any Stockholder have been (or upon execution will have been) duly executed and delivered by the Company or such Stockholder and constitute (or upon execution will constitute) legal, valid and binding obligations of the Company or such Stockholder, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization and moratorium and other similar laws relating to creditors' rights (the "ENFORCEABILITY EXCEPTIONS.")

2.4. Title to Assets. The Company owns, or has valid leasehold interests in, all material assets used to conduct the Business, whether real, personal, mixed, tangible or intangible, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind except any of the following: (i) purchase money security interests in specific items of equipment each having a value not in excess of $5,000; (ii) Personal Property leased pursuant to Personal Property Leases; (iii) liens for taxes not yet payable; (iv) additional security interests and liens consented to in writing by Buyer; (v) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent; (vi) such imperfections of title and encumbrances, if any, as would not have a Material Adverse Effect; (vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase. There are no outstanding agreements, options or commitments of any nature obligating the Company or any Stockholder to transfer any of the assets of the Company or rights or interests therein to any party other than sales of inventory in the ordinary course of business.

2.5. Financial Condition and Accounting.

        (a) Financial Statements. Schedule 2.5 sets forth the balance sheets of the Company as of December 31, 1995, 1996 and 1997 and the related statements of income and cash flow for the fiscal years then ended (the "YEAR-END FINANCIAL STATEMENTS"), and the balance sheet, and the related statements of income and cash flow of the Company for the nine-month period ended September 30, 1998 (the "INTERIM FINANCIAL STATEMENTS," and with the Year-End Financial Statements, the "FINANCIAL STATEMENTS"). The Financial Statements (i) were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied except as disclosed in the footnotes thereto (except that the Interim Financial Statements are subject to year-end adjustments, the net effect of which will not represent a Material Adverse Change); and (ii) fairly present, in all material respects, the financial condition and the results of the operations of the Company as at the relevant dates thereof and for the periods covered thereby. There have been no material changes or modifications of revenue recognition, cost allocation practices, method of accounting, or other financial or operational practices or principles except for any such change required by reason of a concurrent change in GAAP during the periods covered by the Financial Statements.

        (b) Absence of Certain Changes. Since December 31, 1997 the Company has not experienced any Material Adverse Change, or experienced any event, action, or circumstance of the kind described in Section 4.3(a). For purposes of this Agreement, a "MATERIAL ADVERSE CHANGE" means any event, circumstance, condition, development or occurrence causing, resulting in, having, or that could reasonably be expected to have, a Material Adverse Effect.

2.6. Certain Property of the Company.

        (a) Real Property. The Company has never owned and does not currently own any real property. Schedule 2.6(a) lists all real properties leased by the Company, including a brief description of the operating facilities located thereon, the annual rent payable thereon, the length of the term, any option to renew with respect thereto and the notice and other provisions with respect to termination of rights to the use thereof.

               (i) The Company has a valid leasehold in the real properties shown in Schedule 2.6(a) under written leases (each lease being referred to herein as a "REAL PROPERTY LEASE," and collectively the "REAL PROPERTY LEASES") and to the knowledge of the Company and each Stockholder, each Real Property Lease is a valid and binding obligation of each of the other parties thereto, except as enforceability may be limited by the Enforceability Exceptions.

               (ii) The Company is not, and neither the Company nor any Stockholder has any knowledge that any other party to any Real Property Lease is, in default with respect to any material term or condition thereof, and no event has occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of the Company.

               (iii) To the knowledge of the Company and each Stockholder all of the buildings, fixtures and other improvements to which the Real Property Leases relate are in good operating condition and repair, except for ordinary wear and tear, and the operation thereof as presently conducted is not in violation of any applicable building code, zoning ordinance or other law or regulation.

        (b) Personal Property. Schedule 2.6(b) lists all vehicles, furniture, fixtures, equipment and other items of tangible personal property owned or leased by the Company (the "PERSONAL PROPERTY"). All items of Personal Property that are material to the Business are in good operating condition and repair, except for ordinary wear and tear, and are sufficient to enable the Company to operate the Business as presently conducted. The Company holds valid leases in all of the Personal Property leased by it, and none of such Personal Property is subject to any sublease, license or other agreement granting to any person any right to use such property (each such lease, sublease, license or other agreement, a "PERSONAL PROPERTY LEASE," and collectively the "PERSONAL PROPERTY LEASES"). Schedule 2.6(b) provides a description and the location of each item of Personal Property, accurately identifies such Personal Property as owned or leased, and lists each Personal Property Lease. The Company is not in material breach of or default, and no event has occurred which, with due notice or lapse of time or both, may constitute such a material breach or default, under any Personal Property Lease.

        (c) Proprietary Rights.

               (i) Schedule 2.6(c) lists all material Proprietary Rights owned by, registered in the name of, licensed to, or otherwise used by the Company that are material to the Business. For purposes of this Agreement "PROPRIETARY RIGHTS" means trademarks and service marks that are registered with the United States Patent and Trademark Office, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; patents, patent applications and disclosures for patent applications; computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data); copyrights that are registered with the United States Copyright Office; licenses, including, without limitation, software licenses, immunities, covenants not to sue and the like relating to any of the foregoing; Internet Web sites, domain names and registrations or applications for registration thereof; books and records describing or used in connection with any of the foregoing; and claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing. All trademarks and service marks that are material to the conduct of the Business as of the date hereof and as of the Closing Date are registered with the United States Patent and Trademark Office, and all copyrights that are material to the conduct of the Business as of the date hereof and as of the Closing Date are registered with the United States Copyright Office.

               (ii) All of the Proprietary Rights that are material to the Business are owned by the Company free and clear of any and all liens, security interests, claims, charges and encumbrances or are used by the Company pursuant to a valid and enforceable license granting rights sufficiently broad to permit the uses of the Proprietary Rights in connection with the conduct of the Business in the manner presently conducted and to convey such right and authority to Buyer.

               (iii) Schedule 2.6(c) lists any material licenses, sublicenses or other agreements pursuant to which the Company grants a license to any person to use the Proprietary Rights or is a licensee of any of the Proprietary Rights.

               (iv) The grants, registrations and applications included in or applicable to the Proprietary Rights listed on Schedule 2.6(c) have not lapsed, expired or been abandoned and no application or registration thereof is the subject of any proceeding before any court, arbitrator, federal, state, local or foreign government agency, regulatory body, or other governmental authority (each a "GOVERNMENTAL ENTITY," and collectively "GOVERNMENTAL ENTITIES") with authority to bind the Company except as would not have a Material Adverse Effect. There have not been any actions or other judicial or adversary proceedings involving the Company concerning any of the Proprietary Rights, nor to the knowledge of the Company or any Stockholder, is any such action or proceeding threatened.

               (v) The conduct of the Business does not conflict with valid patents, trademarks, trade secrets, trade names or other intellectual property rights of others. To the knowledge of the Company or any Stockholder, there are no conflicts with or infringements of any of the Proprietary Rights by any third party.

               (vi) The Company is the sole owner of its trade secrets, including, without limitation, customer lists, formulas, inventions, processes, know-how, computer programs and routines associated, developed or used in connection with the Business that are material to the operation of the Business (the "TRADE SECRETS"), free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others, and has taken all reasonable security measures to protect the secrecy, confidentiality, and value of the Trade Secrets. Any of the employees of the Company and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Trade Secrets, or who have knowledge of or access to information relating to them, have been put on notice and have entered into agreements that the Trade Secrets are proprietary to the Company and not to be divulged or misused.

               (vii) The representations and warranties of the Company set forth in that certain Licensing Agreement between the Company and FoxPaw, Inc. and that certain Licensing Agreement between the Company and eFox, LLC, each dated July 5, 1998, are true and correct.

2.7. Year 2000 Compliance. All date-related output, calculations or results before, during or after the calendar year 2000 that are produced or used by any hardware, software (other than software that is generally available upon payment of a "shrink-wrap" type license and that has not been customized for use in connection with the Business), firmware or facilities systems (the "COMPUTER SYSTEMS") owned or used by the Company and material to the Business are Year 2000 Compliant except as the failure to be compliant would not have a Material Adverse Effect. For purposes of this Section, "YEAR 2000 COMPLIANT" means:

        (a) all dates receivable by the Computer Systems, as well as calculations, output and results will (i) include a consistent-length century indicator of at least two base ten digits, and (ii) have date elements in interfaces and data storage that will permit specifying the century to eliminate date ambiguity;

        (b) when any date data is represented without a century, either in an interface or in data storage, the correct century will be unambiguous for all manipulations involving that data;

        (c) data calculations involving either a single century or multiple centuries will neither (i) cause an abnormal ending or operation, nor (ii) generate incorrect results or results inconsistent with output or results from any other century;

        (d) when sorting by date, all records will be sorted in accurate chronological sequence; and when the date is used as a key, records will be read and written in accurate chronological sequence; and

        (e) leap years will be determined by the following standard: (i) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (ii) a year ending in 00 is a leap year if dividing it by 400 yields an integer.

2.8. No Conflict or Violation. The execution, delivery and performance by the Company and the Stockholders of this Agreement and the other Transaction Documents to be delivered by the Company or any Stockholder and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) violate or conflict with any provision of the charter documents or bylaws of the Company; (ii) violate any provision or requirement of any domestic or foreign, federal or state, law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to the Company or the Business; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination to arise or accrue under any Contract (as hereinafter defined); (iv) result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of the Company; or (v) result in the cancellation, modification, revocation or suspension of any license, permit, certificate, franchise, authorization or approval issued or granted by any Governmental Entity (each a "LICENSE," and collectively, the "LICENSES"), except where any occurrence or result referred to in (ii), (iii), (iv) or (v) above would not result in a Material Adverse Effect.

2.9. Consents. Schedule 2.9 lists all material consents and notices required to be obtained or given by or on behalf of the Company or any Stockholder before consummation of the transactions contemplated by this Agreement in compliance with all applicable laws, rules, regulations, or orders of any Governmental Entity, or the provisions of any material Contract, and all such consents have been duly obtained and are in full force and effect, except where the failure to obtain such consent will not have a Material Adverse Effect.

2.10. Labor and Employment Matters. Schedule 2.10 lists all employees of the Company, including date of retention, current title and compensation. There is no employment agreement, collective bargaining agreement or other labor agreement to which the Company is a party or by which it is bound. The Company has complied with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate Governmental Entities, except where the failure to comply would not result in a Material Adverse Effect, and has withheld and paid to the appropriate Governmental Entities or is holding for payment not yet due to such Governmental Entities, all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any state or local agency; pending labor strike or other material labor trouble affecting the Company; material labor grievance pending against the Company; pending representation question respecting the employees of the Company; pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Company is a party. For purposes of this Agreement, "EMPLOYEES" includes employees, independent contractors and other persons filling similar functions.

2.11. Employee Plans.

        (a) All deferred compensation obligations of the Company to LaVon Koerner have been paid, and all accrued obligations of the Company, whether arising by operation of law, by contract or past custom, or otherwise, for payments by the Company to trusts or other funds or to any Governmental Entity, with respect to unemployment compensation benefits, social security benefits or any other benefits or obligations, with respect to employment of employees through the date hereof have been paid or adequate accruals therefor have been made in the Financial Statements, and all required payments and accruals for all such obligations will be made through the Closing Date. All reasonably anticipated obligations of the Company with respect to employees, whether arising by operation of law, by contract, by past custom, or otherwise, for salaries, vacation and holiday pay, sick pay, bonuses and other forms of compensation payable to employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company prior to the Closing Date or adequate accruals therefor have been made in the Financial Statements, and payments or adequate accruals for all such obligations will be made through the Closing Date.

        (b) Schedule 2.11 lists all bonus, pension, stock option, stock purchase, benefit, welfare, profit-sharing, deferred compensation, retainer, consulting, retirement, welfare, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, whether written or oral, in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all current or former employees, stockholders, officers or directors of the Company, and any other entity ("ERISA AFFILIATE") related to the Company under Section 414(b), (c), (m) and (o) of the Internal Revenue Code of 1986, as amended (the "CODE") (the "EMPLOYEE PLANS"). With respect to each Employee Plan, the Company has made available to Buyer, to the extent applicable, true and complete copies of (i) all plan documents, including in the case of any Employee Plan not set forth in writing, a written description thereof, (ii) the most recent determination letter received from the Internal

Revenue Service (the "IRS"), (iii) the most recent application for determination filed with the IRS, (iv) the latest actuarial valuations, (v) the latest financial statements, (vi) the three (3) most recent Form 5500 Annual Reports, including Schedule A and Schedule B thereto, (vii) all related trust agreements, insurance contracts or other funding arrangements which implement any of such Employee Plans, (viii) all Summary Plan Descriptions and summaries of material modifications and all modifications thereto communicated to employees, and (ix) in the case of stock options or stock appreciation rights issued under any Employee Plan, a list of holders, dates of grant, number of shares, exercise price per share and dates exercisable. Neither the Company nor any ERISA Affiliate of the Company has any liability or contingent liability with respect to the Employee Plans, nor will any of the Company's assets be subject to any lien, charge or claim relating to the obligations of the Company with respect to employees or Employee Plans. No party to any Employee Plan is in default with respect to any material term or condition thereof, nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto.

               (c) Each of the Employee Plans, and the administration thereof, is and has been in material compliance with the requirements provided by any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and, with respect to each Employee Plan, there is no material violation of any reporting or disclosure requirement imposed by ERISA or the Code. Each of the Company and its ERISA Affiliates has made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable law or required to be paid as expenses or benefits under such Employee Plan, and has made adequate provision for reserve to satisfy contributions and payments not yet made because they are not yet due under the terms of such Employee Plan. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is and has always been so qualified, and each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is and has always been so exempt, and either has received a favorable determination letter with respect to such qualified status from the IRS or has filed a request for such determination letter with the IRS within the remedial amendment period. Such determination of qualified status will apply from and after the effective date of any such Employee Plan. No act or omission has occurred since the date of the last favorable determination issued with respect to an Employee Plan which could result in a revocation of the Plan's qualified status. Subject to applicable law, each Employee Plan can be amended or terminated at any time, without consent from any other party and without liability other than for benefits accrued as of the date of such amendment or termination. The assets of any 401(k) plan sponsored by the Company do not include any life insurance policies.

        (d) Neither the Company nor any ERISA Affiliate sponsors or has ever sponsored, maintained, contributed to or incurred an obligation to contribute to any Employee Plan subject to the provisions of Title IV of ERISA.

        (e) Buyer has been provided copies of all material manuals, brochures, publications or similar documents of the Company regarding office administration, personnel matters and hiring, evaluation, supervision, training, termination and promotion of employees, including, without limitation, all communications to employees concerning such matters, each of which is an accurate description of the terms of such plans or policies. The Company has no affirmative action obligations.

        (f) There are no contracts, agreements, plans or arrangements covering any of the Company's employees with "change of control" or similar provisions. There is no contract, agreement, plan or arrangement covering the Company or any employee, that individually or collectively could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Neither the Company nor any of its ERISA Affiliates has incurred any liability under the Worker Adjustment Retraining and Notification Act or any similar state law relating to employment termination in connection with a mass layoff, plant closing or similar event, and the transactions contemplated by this Agreement will not give rise to any such liability.

        (g) No Employee Plan has participated in, engaged in or been a party to any Prohibited Transaction (pursuant to Section 4935 of the Code or Section 406 of ERISA and which is not exempt under Section 4975 of the Code or Section 408 of ERISA) and neither the Company nor any ERISA Affiliate has had asserted against it any claim for any excise tax or penalty imposed under ERISA or the Code with respect to any Employee Plan nor, to the knowledge of the Company or any Stockholder, is there any basis for any such claim. No officer, director or employee of the Company or any of its ERISA Affiliates has committed a material breach of any responsibilities or obligations imposed upon fiduciaries by Title I of ERISA with respect to any Employee Plan.

        (h) With respect to any Group Health Plan (as defined in Section 5000(b)(1) of the Code) maintained by the Company or any of its ERISA Affiliates, each of the Company and the ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801 and 9802 of the Code. The Company is not obligated to provide health care or other welfare benefits of any kind to its retired or former employees or their dependents, or to any person not actively employed by it, pursuant to the terms of any Employee Plan or pursuant to any agreement or understanding, other than as required by applicable law.

        (i) Other than routine claims for benefits, there is no claim pending or to the knowledge of the Company or any Stockholder, threatened, involving any Employee Plan by any person against such Employee Plan, the Company or any of its ERISA Affiliates. There is no pending or, to the knowledge of the Company or any Stockholder, threatened, proceeding involving any Employee Plan before the IRS, the United States Department of Labor or any other governmental authority.

        (j) There is no Employee Plan maintained for any Company employees who work outside of the United States.

2.12. Litigation. There are no claims, actions, suits or proceedings of any nature pending or, to the knowledge of the Company or any Stockholder, threatened by or against the Stockholders, the Company, the officers, directors, employees, agents of the Company, or any of their respective Affiliates involving, affecting or relating to the Business or any assets, properties or operations of the Company or the transactions contemplated by this Agreement, except for claims, actions, suits or proceedings that would not result in a Material Adverse Effect. Neither the Company nor any of the Company's assets is subject to any material order, writ, judgment, award, injunction or decree of any Governmental Entity. For purposes of this Agreement, "AFFILIATE" shall have the meaning ascribed to such term in Rule 405 under the Securities Act.

2.13. Certain Agreements.

        (a) Schedule 2.13 lists all material contracts, agreements, instruments, licenses, commitments and other arrangements to which the Company is a party or otherwise relating to, or affecting in any material respect, any of its assets, properties or operations, including, without limitation, all material written, or oral, (i) contracts, agreements and commitments not made in the ordinary course of business, (ii) agency and brokerage agreements, (iii) service and other customer contracts, (iv) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes and other documents or arrangements relating to the borrowing of money or for lines of credit, (v) tax sharing agreements, real property leases or any subleases relating thereto, personal property leases, any material agreement relating to Proprietary Rights (including service agreements relating thereto) and insurance contracts, (vi) agreements and other arrangements for the sale of any assets, property or rights other than in the ordinary course of business or for the grant of any options or preferential rights to purchase any assets, property or rights, (vii) documents granting any power of attorney with respect to the affairs of the Company,
(viii) suretyship contracts, performance bonds, working capital maintenance or other forms of guaranty agreements, (ix) contracts or commitments limiting or restraining the Company or any of its employees or Affiliates from engaging or competing in any lines of business or with any person or entity, (x) partnership or joint venture agreements, (xi) stockholder agreements or agreements relating to the issuance of any securities of the Company or the granting of any registration rights with respect thereto, and (xii) all amendments, modifications, extensions or renewals of any of the foregoing (each a "CONTRACT," and collectively, the "CONTRACTS").

        (b) Each Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions, and is in full force and effect on the date hereof other than those Contracts not requiring the payment of money to the Company, the failure of which to be enforceable or in full force and effect would not have a Material Adverse Effect. The Company has performed all material obligations required to be performed by it under, and is not in material default or breach of, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach by the Company.

        (c) To the knowledge of the Company and each Stockholder, no other party to any Contract is in material default or breach in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach.

        (d) There are no material disputes with any party to any Contract, and to the knowledge of the Company and each Stockholder, no party to any Contract has credibly threatened to cancel or terminate any such agreement, whether as a result of the transactions contemplated by this Agreement or otherwise.

        (e) The Company has delivered to Buyer or Buyer's representatives true and complete originals or copies of all the Contracts and a copy of every Material Notice received by the Company or any Stockholder since January 1, 1996, with respect to any of the Contracts. For purposes hereof, "MATERIAL NOTICE" means those notices alleging a material breach of a Contract or intention to terminate or materially modify a Contract, but does not include routine correspondence.

        (f) To the knowledge of the Company and each Stockholder, no party to any Contract has assigned any of its rights or delegated any of its duties under such Contract.

2.14. Compliance with Applicable Law. The operations of the Company are, and have been, conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over the Company or its assets, properties or operations, including, without limitation, all such laws, regulations, orders and requirements relating to the Business except in any case where the failure to so conduct its operations would not have a Material Adverse Effect. The Company has not received any notice of any material violation of any such law, regulation, order or other legal requirement, and is not in material default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity, applicable to the Company or any of its assets, properties or operations.

2.15. Licenses.

        (a) Schedule 2.15 lists all material Licenses issued or granted to the Company, and all pending applications therefor. The Licenses constitute all material Licenses required, and consents, approvals, authorizations and other requirements prescribed, by any law, rule or regulation which must be obtained or satisfied by the Company, in connection with the Business or that are necessary for the execution, delivery and performance by the Company and the Stockholders of this Agreement and the other Transaction Documents. The Licenses are sufficient and adequate in all material respects to permit the continued lawful conduct of the Business in the manner now conducted and the ownership, occupancy and operation of the Company's properties for its present uses and the execution, delivery and performance of this Agreement. No jurisdiction in which the Company is not qualified or licensed as a foreign corporation has demanded or requested in writing that it qualify or become licensed as a foreign corporation. The Company has delivered to Buyer or its representatives true and complete copies of all the material Licenses together with all amendments and modifications thereto.

        (b) Each License has been issued to, and duly obtained and fully paid for by the Company and is valid, in full force and effect, and not subject to any pending or known threatened administrative or judicial proceeding to suspend, revoke, cancel or declare such License invalid in any material respect. The Company is not in violation in any material respect of any of the Licenses.

2.16. Accounts Receivable. Schedule 2.16 lists all accounts receivable of the Company (the "ACCOUNTS RECEIVABLE") as of the date hereof, including their aging. Schedule 2.16 will be updated at the Closing Date to reflect all Accounts Receivable as of the Closing Date, including their aging. All Accounts Receivable as of the date hereof represent, and all Accounts Receivable as of the Closing Date will represent, valid obligations arising from sales actually made or services actually performed in the ordinary course of business, and are not subject to any valid counterclaims or set-offs, disputes or known contingencies.

2.17. Intercompany and Affiliate Transactions; Insider Interests.

        (a) There are no material transactions, agreements or arrangements of any kind, direct or indirect, between the Company and any director, officer, employee, stockholder, relative or Affiliate of the Company or any of the Stockholders, including, without limitation, loans, guarantees or pledges to, by or for the Company or from, to, by or for any of such persons, that are either
(i) currently in effect, or (ii) reflected in the Company's financial results.

        (b) No officer, director or stockholder of the Company, or any Affiliate of any such person, now has, or within the last three (3) years had, either directly or indirectly:

               (i) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells, or during such period furnished or sold, services or products to the Company, or purchased, or during such period purchased from the Company, any goods or services, or otherwise does, or during such period did, business with the Company;

               (ii) a beneficial interest in any contract, commitment or agreement to which the Company is or was a party or under which it was obligated or bound or to which its properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between the Company and such persons in their capacities as employees, officers or directors of the Company; or

               (iii) any rights in or to any of the assets, properties or rights used by the Company in the ordinary course of business.

2.18. Insurance. Schedule 2.18 lists all insurance policies of any nature whatsoever maintained by the Company at any time during the three (3) years prior to the date of this

Agreement and the annual or other premiums payable thereunder. The Company has not received any notice or other communication from any such insurance company within the three (3) years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of such insurance policies, and to the knowledge of the Company or any Stockholder, no such cancellation, amendment or increase of premiums is threatened.

2.19. Customers. Schedule 2.19 lists the ten (10) largest customers of the Company in terms of revenues of the Company attributable to such customers, together with revenues to the Company from each such customer during the most recent complete fiscal year, and the scheduled termination dates of their current contracts with the Company. None of such customers has given written notice to the Company of an intention to terminate or materially impair its business relationship with the Company and neither the Company nor any Stockholder has any knowledge that any such customer intends to terminate such business relationship.

2.20. No Undisclosed Liabilities. Except as and to the extent specifically reflected or reserved against in the Interim Financial Statements and except as incurred in the ordinary course of business since the date of the Interim Financial Statements, the Company has no material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation) that are required to be reflected on a balance sheet of the Company prepared in accordance with GAAP (including appropriate footnote disclosure), and no facts or circumstances exist which, with notice or the passage of time or both, could reasonably be expected to result in any material claims against or obligations or liabilities of the Company, except for such liabilities or obligations which will not result in a Material Adverse Effect.

2.21. Taxes.

        (a) For purposes of this Agreement, the following terms shall have the meanings specified hereinbelow:

        (i) "PRE-ACQUISITION TAX LIABILITY" means a Tax Liability of the Company for or with respect to (A) any Pre-Acquisition Taxable Period, or (B) any Straddle Period to the extent allocable to the period ending on the Closing Date.

        (ii) "PRE-ACQUISITION TAXABLE PERIOD" means a taxable period of the Company that ends on any day on or before the Closing Date.

        (iii) "STRADDLE PERIOD" means a taxable period of the Company that includes but does not end on the Closing Date.

        (iv) "TAX" OR "TAXES" means all taxes, including, without limitation, all net income, gross receipts, sales, use, withholding, payroll, employment, social security, unemployment, excise and property taxes, plus applicable penalties and interest thereon.

        (v) "TAX LIABILITIES" means all liabilities for Taxes.

        (vi) "TAX PROCEEDING" means any audit or other examination, or any judicial or administrative proceeding, relating to liability for or refunds or adjustments with respect to Taxes.

               (vii) "TAX RETURN" shall mean all reports and returns required to be filed with respect to Taxes.

        (b) Tax Returns, Tax Payments and Tax Audits. The Company has (i) timely filed or caused to be timely filed all income and other material Tax Returns of the Company required to be filed as of the date hereof (after giving effect to any extension of time to file such Tax Returns) and (ii) paid, when due, all Taxes due and payable for the tax periods relating to such Tax Returns (whether or not shown on such Tax Returns). All such previously-filed Tax Returns were complete and accurate in all material respects when filed, and as of the date hereof no additional Tax Liabilities for periods covered by such previously-filed Tax Returns have been assessed on or proposed to the Company. With respect to each such Tax Return, Schedule 2.21(b) specifies (A) each such Tax Return that (1) is currently being audited by a Tax authority, or (2) as to which the Company has received a written notice from a Tax authority that such Tax authority intends to commence an audit or examination of such Tax Return, and (B) each such Tax Return as to which the Company has given its consent to waive or extend the applicable statute of limitations for such Tax Return or the assessment of Taxes required to be reported thereon. The Company has either delivered to Buyer or made available for inspection by Buyer or its representatives or agents complete and correct copies of all Tax audit reports and statements of Tax deficiencies with respect to any delinquent Tax assessed against or agreed to by the Company for all taxable periods commencing on or after January 1, 1993, for which audit reports or statements of deficiencies have been received by the Company.

        (c) Unpaid Taxes. The Pre-Acquisition Tax Liabilities of the Company (whether imposed before or after Closing and whether imposed upon filing of a Tax Return or as a result of an audit or examination) which are unpaid as of the close of business on the Closing Date will not exceed the reserves for Tax Liabilities (not including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as set forth in the account for accrued taxes payable account included in the Interim Financial Statements.

        (d) Section 481 Adjustments. The Company has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

        (e) Foreign Tax Matters. The Company is not and has never been a United States real property holding corporation as defined in Section 897(c)(2) of the Code.

        (f) No Liens. None of the assets of the Company are subject to any liens in respect of Taxes (other than for current Taxes not yet due and payable).

        (g) No Closing Agreements. The Company has not executed or entered into any closing agreement pursuant to Section 7121 of the Code, or any predecessor provisions thereof, or any similar provision of state Tax law.

        (h) S Corporation Status. The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Code Sections 1361 at all times since March 6, 1986, and the Company will be an S corporation up to and including the day before the Closing Date. The Company will similarly qualify as an S corporation for state or local income tax purposes.

2.22. Indebtedness. Schedule 2.22 lists each creditor (other than a creditor that owns trade debt incurred in the ordinary course of the Company's business) of the Company (including, without limitation, any creditor that directly or indirectly owns indebtedness in the Company for borrowed money, whether or not evidenced by a note or other written instrument) and a description of each such debt interest.

2.23. Environmental Matters. Notwithstanding anything to the contrary contained in this Agreement:

        (a) The Company and its operations comply and have at all times complied in all material respects with all applicable laws, regulations and other requirements of Governmental Entities or duties under common law relating to toxic or hazardous substances, wastes, pollution or to the protection of health, safety or the environment (collectively, "ENVIRONMENTAL LAWS") except where the failure to be in compliance would not result in a Material Adverse Effect, and have obtained and maintained in effect all material licenses, permits and other authorizations or registrations (collectively "ENVIRONMENTAL PERMITS") required under all Environmental Laws and are in material compliance with all such Environmental Permits.

        (b) Other than commonly used products in quantities that would not reasonably be expected to present a material risk to health, safety or the environment, no hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in or otherwise subject to any applicable Environmental Law and collectively referred to herein as "HAZARDOUS MATERIALS") has been released, placed or disposed of by the Company on any of the properties owned or leased by the Company at any time such that the Company could be subject to material liability under any Environmental Laws.

        (c) The Company has not exposed any employee or third party to any Hazardous Materials or conditions that could subject it to any material liability under any Environmental Laws.

        (d) The Company does not now own or operate, and has never owned or operated, aboveground or underground storage tanks.

        (e) To the knowledge of the Company or any Stockholder, with respect to any or all of the real properties leased at any time by the Company, there are no asbestos-containing materials, urea formaldehyde insulation, polychlorinated biphenyls or lead-based paints present at any such properties.

        (f) There are no pending or, to the knowledge of the Company or any Stockholder, threatened administrative, judicial or regulatory proceedings, or, to the knowledge of the Company or any Stockholder, any threatened actions or claims, or any consent decrees or other agreements in effect that relate to environmental conditions in, on, under, about or related to the Company, its operations or the real properties leased or owned by the Company at any time.

        (g) The Company has delivered to Buyer or its representatives copies of all written environmental assessments, audits, studies and other environmental reports in its possession or reasonably available to it relating to any of the current or former businesses of the Company or its operations.

2.24. Securities Matters.

        (a) The Stockholders understand that (i) neither the Shares nor any notes issued by Buyer, or the offer and sale thereof, have been registered or qualified under the Securities Act or any state securities or "Blue Sky" laws, on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration and qualification under Sections 4(2) and 18 of the Securities Act, and (ii) Buyer's reliance on such exemptions is predicated on the Stockholders' representations set forth herein.

        (b) The Stockholders acknowledge that an investment in Buyer involves an extremely high degree of risk, lack of liquidity and substantial restrictions on transferability and that the Stockholders may lose their entire investment in the Shares and any notes issued by Buyer (the "SECURITIES").

        (c) The Stockholders, personally or through advisors, have expertise in evaluating and investing in private placement transactions of securities of companies in a similar stage of development to Buyer and have sufficient knowledge and experience in financial and business matters to assess the relative merits and risks of an investment in Buyer. In connection with the purchase of the Securities, the Stockholders have relied solely upon independent investigations made by the Stockholders, and have consulted their own investment advisors, counsel and accountants. The Stockholders have adequate means of providing for current needs and personal contingencies, and have no need for liquidity and can sustain a complete loss of the investment in the Securities.

        (d) The Securities to be issued by Buyer hereunder will be acquired for the Stockholders' own account, for investment purposes, not as a nominee or agent, and not with a view to or for sale in connection with any distribution of the Securities in violation of applicable securities laws.

        (e) The Stockholders understand that no federal or state agency has passed upon the Securities or made any finding or determination as to the fairness of the investment in the Securities.

        (f) Each Stockholder is an "Accredited Investor" as defined in Rule 501(a) under the Securities Act and have each documented his or her accredited status by delivery to Buyer of a completed questionnaire in the form of Exhibit A hereto attesting thereto (the "ACCREDITED INVESTOR QUESTIONNAIRE").

        (g) Neither the Company nor any Stockholder has received any general solicitation or general advertising concerning the Securities, nor is the Company or any Stockholder aware of any such solicitation or advertising.

        2.25. Buyer and the Consolidation Transactions.

        (a) The Stockholders are aware that:

               (i) Buyer has recently been organized and has limited financial and operating history.

               (ii) There can be no assurance that any of the Additional Consolidation Transactions or Further Consolidation Transactions (as defined in
Section 4.10) will occur, that Buyer will be successful in accomplishing the purpose for which it was formed or that it will ever be profitable. No assurance can be given regarding (A) whether the companies acquired by Buyer in the Initial Consolidation Transactions can be successfully integrated and operated, or (B) what companies, if any, will ultimately be acquired by Buyer. No company is obligated to participate in the Additional Consolidation Transactions or Further Consolidation Transactions unless a written agreement to such effect is entered into by Buyer and such company.

               (iii) No assurance can be given that an initial public offering ("IPO") of Buyer's securities will occur. If an IPO does occur, no assurances can be given as to timing of the IPO, whether any Stockholder would be able to participate, or the price at which any shares of Common Stock would be sold.

               (iv) No assurance can be given to the ultimate value of the Common Stock or any Shares issued as part of the Purchase Price or the liquidity thereof.

               (v) All decisions regarding the Consolidation Transactions, any IPO, and Buyer's management and operations will be made by Buyer's management, and certain individuals involved in planning the Consolidation Transactions and managing the business of Buyer will have the right to vote the Shares pursuant to the Voting Agreement referred to in Section 6.2(d)(iii).

        (b) The Stockholders acknowledge that no assurances have been made to any Stockholder with respect to any of the foregoing and no representations, oral or written, have been made to any Stockholder by Buyer or any of its employees, representatives or agents concerning the potential value of the Shares issued as part of the Purchase Price or the prospects of Buyer, except as set forth herein.

2.26. Banks. Schedule 2.26 lists the account information at each bank or other institution at which the Company has a line of credit, check, savings or other account, certificate of deposit or safe deposit box and the names of each person authorized to draw thereon or have access thereto.

2.27. Powers of Attorneys and Suretyships. The Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person or entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

2.28. Brokers. Except as set forth on Schedule 2.28, no broker, finder, investment banker, or other person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company or any of the Stockholders.

2.29. Summary of Certain Considerations. Each Stockholder acknowledges receipt and understanding of the Summary of Certain Considerations attached hereto as Exhibit B.

2.30. Acknowledgment re Deloitte & Touche LLP. As part of the Initial Consolidation Transactions, Buyer purchased the Integrated Cost Reduction Strategies ("ICRS") business unit of Deloitte & Touche LLP ("DELOITTE"). The Company and the Stockholders acknowledge, for the benefit of Deloitte and its Affiliates, that Deloitte is not related to Buyer, that Buyer and the individuals related to Buyer with whom the Company and the Stockholders have dealt in connection with the transactions contemplated by the various agreements of the Company and the Stockholders with Buyer have acted and will act on behalf of Buyer and not Deloitte or any of Deloitte's Affiliates (as partners, principals, employees, agents, associates or otherwise). For these purposes, "Affiliates" of Deloitte include persons controlling, controlled by, or under common control with Deloitte, including without limitation partners of Deloitte.

        3. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to the Stockholders that:

3.1. Organization and Corporate Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as it is now conducted and to own, lease or operate its assets and properties and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the other Transaction Documents to be executed and delivered by Buyer have been (or upon execution by Buyer will have been) duly executed and delivered by

Buyer, have been effectively authorized by all necessary action of Buyer, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of Buyer, except as such enforceability may be limited by the Enforceability Exceptions.

3.2. No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) violate or conflict with any provision of the charter documents or bylaws of Buyer; (ii) violate any provision or requirement of any domestic or foreign, federal or state, law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity applicable to Buyer; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination to arise or accrue under any material contract, agreement, instrument, license, commitment or other arrangement to which Buyer is a party or otherwise relating to, or affecting in any material respect, any of its assets, properties or operations; (iv) result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Buyer; or (v) result in the cancellation, modification, revocation or suspension of any license, permit, certificate, franchise, authorization or approval issued or granted by any Governmental Entity, except where any occurrence or result referred to in (ii),
(iii), (iv) or (v) above would not result in a material adverse effect on or change in the financial condition or results of operation of Buyer.

3.3. Capitalization. The authorized capital stock of Buyer consists of 240,000,000 shares of common stock, par value $0.001 per share (the "COMMON STOCK") of which 200,000,000 are Series A Common Stock and 40,000,000 are Series B Common Stock, and 10,000,000 shares of undesignated preferred stock. As of February 28, 1999, 22,051,468 shares of Series A Common Stock, 21,231,191 shares of Series B Common Stock, no options to purchase shares of Series A Common Stock or Series B Common Stock were issued and outstanding, and no shares of preferred stock were issued and outstanding. Approximately 1,500,000 of the issued and outstanding shares of Series B Common Stock are restricted and will be forfeited if the transactions contemplated hereby and certain additional acquisitions expected to be completed substantially concurrently with the transactions contemplated hereby are not completed, and approximately 12,600,000 of the issued and outstanding shares of Series B Common Stock are restricted and will be forfeited if certain future acquisitions are not completed. Additional shares will be issued in connection with future acquisitions, as well as under compensatory employment arrangements. The Shares, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable. Holders of Series B Common Stock are entitled to elect all the directors in one of the Buyer's three (3) classes of directors, with the holders of Series A Common Stock entitled to elect the remaining directors. In all other respects the Series A and Series B Common Stock are identical.

3.4. Notes. Any note to be delivered by Buyer as part of the Purchase Price, when delivered in accordance with the terms of this Agreement, will be duly executed, and will constitute a legal, valid and binding obligation of Buyer, except as such enforceability may be limited by the Enforceability Exceptions.

3.5. Litigation. Except as set forth on Schedule 3.5, there are no material claims, actions, suits, or proceedings of any nature pending or, to the knowledge of Buyer, threatened by or against Buyer, the officers, directors, employees, agents of Buyer, or any of their respective Affiliates involving, affecting or relating to any assets, properties or operations of Buyer or any of its Affiliates or the transactions contemplated by this Agreement. Buyer is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity. From and after the Closing, Buyer or its Affiliates may be subject to claims, actions, suits, or proceedings including as a result of acquisitions by Buyer in the Additional Consolidation Transactions or Further Consolidation Transactions, and Buyer makes no representations or warranties about any such claims, actions, suits or proceedings or the absence thereof.

3.6. Buyer's Operations and Financial Condition.

        (a) Buyer has one subsidiary, Enterprise Profit Solutions Corporation, a Delaware corporation ("EPSC"). Buyer owns all of the issued and outstanding capital stock of EPSC, and there are no outstanding rights of any party to acquire any interest in EPSC other than a pledge of the capital stock of EPSC to lenders of senior indebtedness of EPSC (the "SENIOR LENDERS"). Buyer is a holding company, and substantially all of Buyer's consolidated assets and operations are held and conducted by EPSC and EPSC's subsidiaries. Set forth on
Schedule 3.6(a) is complete and accurate list of all subsidiaries of EPSC. Except as specified on Schedule 3.6(a), EPSC owns all of the issued and outstanding capital stock of each of its subsidiaries, and there are no outstanding rights of any party to acquire any interest in any of such subsidiaries other than a pledge of the issued and outstanding capital stock of each such subsidiary to the Senior Lenders.

        (b) Set forth on Schedule 3.6(b) is a complete and accurate summary of the indebtedness of Buyer, EPSC, and EPSC's subsidiaries for borrowed money (excluding trade debt).

        (c) Set forth on Schedule 3.6(c) is a description of the businesses acquired in the Initial Consolidation Transactions and currently conducted by EPSC through its various divisions and subsidiaries, together with 1998 revenues and pre-tax income for each of such businesses and subsidiaries. Such business description, revenue and income information was provided by the companies acquired or their stockholders, reflects the operations of each such division and subsidiary as an independent company before its acquisition by Buyer in the Initial Consolidation Transactions, and is made available by Buyer solely for informational purposes without representation or ratification of any kind. No representations are made regarding future performance.

3.7. Financial Statements; Liabilities. Schedule 3.7(a) sets forth the pro forma unaudited balance sheet of Buyer as of September 30, 1998 and the related statements of income and cash flow for the period then ended (the "BUYER FINANCIAL STATEMENTS"). To Buyer's knowledge based upon representations made by the companies acquired in the Initial

Consolidation Transactions or their Stockholders, (a) the Buyer Financial Statements (i) were prepared in accordance with GAAP consistently applied, except as disclosed in the footnotes thereto, and (ii) fairly present, in all material respects, the financial condition an the results of operations of Buyer as at the date thereof and for the period covered thereby; and (b) except as and to the extent specifically reflected or reserved against in the Buyer Financial Statements and except as incurred in the ordinary course of business since the date of the Buyer Financial Statements, neither Buyer nor its subsidiaries has any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation) that are required to be reflected on a balance sheet of Buyer prepared in accordance with GAAP (including appropriate footnote disclosure), except for such liabilities or obligations that would not result in a material adverse effect on the financial condition or results of operation of Buyer together with its subsidiaries. However, Buyer has not independently verified all facts and circumstances represented by companies acquired in the Initial Consolidation Transactions or the stockholders of such companies, which representations form the basis for Buyer's representation in this Section 3.7, and Buyer undertakes and will have no liability as a result of any inaccuracy of the representations set forth in
(a) and (b) above attributable to inaccurate or incomplete information provided to Buyer by companies acquired in the Initial Consolidation Transactions or any Additional Consolidation Transactions completed before the Closing or the stockholders of such companies unless Buyer had actual knowledge of such inaccuracy as of the date of this Agreement.

3.8. Purchase for Investment. Buyer acknowledges that neither the offer nor the sale of the Seller Shares has been registered under the Securities Act. Buyer is acquiring the Seller Shares solely for its own account and not with a view to any distribution or other disposition of such Seller Shares, and the Seller Shares will not be transferred except in a transaction registered or exempt from registration under the Securities Act.

3.9. Investigation by Buyer. In entering into this Agreement, Buyer acknowledges that, except for the specific representations and warranties of the Company and the Stockholders contained in Article 2, none of the Company, the Stockholders, or any of their respective directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives, makes or shall be deemed to have made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including, without limitation, any reserve estimates, projections, forecasts or other forward-looking information) provided or otherwise made available to Buyer or any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives.

            4. CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.

4.1. Access. Each party shall afford, to any other party and such other party's accountants, counsel and representatives, full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to its records (including, without limitation, its accounting records, the workpapers of its independent accountants, and all environmental studies, reports and other environmental records), and to the properties, books, material contracts, agreements, instruments, licenses, commitments and other arrangements that it is a party to or that otherwise relate to, or affect, its assets, properties or operations and, during such period, shall furnish promptly to the other party all information concerning it or its properties, liabilities and personnel as the other party may reasonably request, provided however, that neither the Company nor the Stockholders shall have the right to access records relating to terms of any specific Initial, Additional or Further Consolidation Transaction, information concerning the holders of any class of stock of Buyer or its Affiliates, other than the names of such stockholders, employment-related information or other documentation to which stockholders would not have the right of access.

4.2. Confidentiality. For purposes hereof, the Company and the Stockholders will keep the matters contemplated herein and all information provided by Buyer related to Buyer and the Initial, Additional, and Further Consolidation Transactions and potential participants therein, including without limitation Deloitte & Touche LLP, confidential, and will not provide information about such matters to any party or use such information except to the extent necessary to effect the transactions contemplated hereby. Buyer will keep the matters contemplated herein and all information provided by the Company and the Stockholders related to the Company and the Business confidential, and will not provide information about such matters to any party or use such information except to the extent necessary to effect the transactions contemplated hereby. Buyer and the Company shall each cause their respective Affiliates, officers, directors, employees, agents, and advisors to keep confidential all information received in connection with the transactions contemplated hereby. The Company and the Stockholders acknowledge that Buyer may provide information about the Company and the Business to other participants in the Additional or Further Consolidation Transactions to the extent necessary to facilitate those transactions. If this Agreement terminates without consummation of the Closing, the Company, the Stockholders and Buyer shall, and shall cause their Affiliates to, each maintain the confidentiality of any information obtained from the other in connection with the transactions contemplated hereby, the Additional or Further Consolidation Transactions, and Buyer's business plans (the "INFORMATION"), other than Information that (i) was in the public domain before the date of this Agreement or subsequently came into the public domain other than as a result of disclosure by the party to whom the Information was delivered; or (ii) was lawfully received by a party from a third party free of any obligation of confidence of or to such third party; or (iii) was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or (iv) is required to be disclosed in a judicial or administrative proceeding after giving the other party as much advance notice of the possibility of such disclosure as practicable so that the other party may attempt to stop such disclosure; or (v) is subsequently and independently developed by employees of the party to whom the Information was delivered without reference to the Information. If this Agreement terminates without consummation of the Closing, Buyer, on the one hand, and the Stockholders and the Company, on the other, shall return to the other all material containing or reflecting the Information provided by the other, shall not retain any copies, extracts, or other reproductions thereof or derived therefrom, and Buyer shall ensure the return of all such material from all other parties with whom it has been shared, and shall thereafter refrain from using the Information and shall maintain its confidentiality pursuant to this Agreement.

4.3. Certain Changes and Conduct of Business. (a) From and after the date of execution and delivery of this Agreement and until the Closing (or the earlier termination of this Agreement), the Company shall, and the Stockholders shall cause the Company to, conduct the Company's business in the ordinary course consistent with past practices. Without limiting the generality of the preceding sentence, except as required or permitted pursuant to the terms hereof or as consented to in writing by Buyer, the Company shall not, and the Stockholders shall cause the Company not to:

               (i) make any material change in the conduct of its business and operations or enter into any transaction other than in the ordinary course of business consistent with past practices; or terminate or amend any Contract other than in the ordinary course of business; or enter into any new contract other than contracts of the type described in Schedule 4.3(a)(i), in any case calling for payments to or by the Company in excess of $100,000 over the life of the contract or series of related contracts, without the prior written consent of Buyer, which may not be unreasonably withheld;

               (ii) make any change in the charter documents or bylaws of the Company, issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for the capital stock of the Company, alter any term of any of the outstanding securities of the Company, or make any change in the outstanding shares of capital stock or other ownership interests or in the capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

               (iii) (A) incur or assume any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any of the foregoing, (B) issue any securities convertible or exchangeable for debt securities of the Company, or
(C) issue any options or other rights to acquire directly or indirectly any debt securities of the Company or any security convertible into or exchangeable for such debt securities;

               (iv) make any sale, assignment, transfer, lease, abandonment or other conveyance of any of the assets of the Company or any part thereof, except transactions required pursuant to existing contracts of the Company and dispositions in the ordinary course of business consistent with past practices;

               (v) subject any of the assets of the Company, or any part thereof, to any lien, security interest, charge, interest or other encumbrance, or suffer such to be imposed other than such liens, security interests, charges, interests or other encumbrances as may arise in the ordinary course of business consistent with past practices;

               (vi) acquire any assets or properties, other than in the ordinary course of business consistent with past practices;

               (vii) enter into any new (or amend any existing) Employee Plan, program or arrangement or any employment, severance or consulting agreement, or grant any increase in the compensation or benefits payable or to become payable to (A) any officers or executive level employees, or (B) any employees other than officers or executive level employees, except in accordance with pre-existing contractual provisions applicable to such non-executive level employees;

               (viii) make or commit to make any capital expenditure in excess of $100,000 or to invest, advance, loan, pledge or donate any monies to any customers or other persons or entities or to make any similar commitments with respect to outstanding bids or proposals;

               (ix) sell, transfer, or lease any assets to, or enter into any agreement or arrangement with, any Stockholder or any Affiliate of the Company or any Stockholder;

               (x) guarantee any indebtedness for borrowed money or any other obligation in excess of $20,000;

               (xi) delay payment of payables or accelerate collection of receivables relative to the Company's historical practices regarding the timing of such payments and collections;

               (xii) declare or make any dividends, distributions or other payments to equity holders, except as set forth on Schedule 4.3(a)(xii);

               (xiii) make any change in any revenue recognition or cost allocation practices or method of accounting or accounting principle, method, estimate or practice (except for any such change required by reason of a concurrent change in GAAP), or write down the value of any assets or write-off as uncollectible any Accounts Receivable except in the ordinary course of business consistent with past practices;

               (xiv) settle, release or forgive any material claim or litigation or waive any material right;

               (xv) take any other action that would cause any of the representations and warranties made by the Company or any Stockholder herein not to remain true and correct in all material respects, or that would cause any of the conditions to the parties' respective obligations to consummate the transactions contemplated hereby, as set forth in Sections 6.1, 6.2, or 6.3, not to be met; or

               (xvi) commit itself to do any of the foregoing.

        (b) From and after the date of execution and delivery hereof and until the Closing (or the earlier termination of this Agreement), the Company shall, and the Stockholders shall cause it to:

               (i) use commercially reasonable efforts to maintain, in all material respects, the assets and properties of the Company in accordance with present practices and in a condition suitable for their current use;

               (ii) file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

               (iii) use commercially reasonable efforts to continue to conduct the business of the Company in the ordinary course consistent with past practices;

               (iv) use commercially reasonable efforts to continue to maintain existing business relationships with suppliers and customers except to the extent that such relationships are, at the same time, judged in good faith to be non-beneficial;

               (v) maintain and comply with all material Licenses;

               (vi) comply with all material Environmental Laws, and upon receipt of notice that there exists a violation of any Environmental Law, immediately notify Buyer in writing; and

               (vii) use commercially reasonable efforts to keep in full force and effect any insurance policies comparable in amount and scope to coverage maintained by the Company (or on behalf of it) on the date hereof.

4.4. Restrictive Covenants.

        (a) Non-Competition. The Stockholders recognize that the covenants of each Stockholder contained in this Section 4.4(a) (the "COVENANT NOT TO COMPETE") are an essential part of this Agreement and the other Transaction Documents and that but for the agreement of each Stockholder to comply with such covenants Buyer would not enter into this Agreement or the other Transaction Documents. The Stockholders acknowledge and agree that the Covenant Not to Compete is necessary to protect the Business acquired by Buyer, including without limitation, goodwill and the Proprietary Rights, and that irreparable harm and damage will be done to Buyer if any Stockholder competes with Buyer in any way prohibited by the Covenant Not to Compete. In addition, the Stockholders acknowledge that the Purchase Price is consideration for professional relationships and market place reputation developed by the Company and the Stockholders and the Covenant Not to Compete is necessary for Buyer to receive the full benefit of this Agreement. After the Closing, each Stockholder shall not individually, or in concert, directly or indirectly:

               (i) either on its, his, her or their own account or for any other person or entity, solicit, induce, attempt to induce, or endeavor to cause (in each case in such a manner that could have a material adverse effect on the financial condition or operation of the Business or the assets of the Company or Buyer or any of its Affiliates) any customer, which has utilized the services of the Company at any time during the two (2) year period preceding the Closing Date or with whom the Company was engaged in meaningful negotiations as of the Closing Date (each, a "CUSTOMER"), to modify, amend, terminate or otherwise alter the terms upon which it acquires services from Buyer or Buyer's Affiliates, or to acquire from any party other than Buyer or its Affiliates any services of the kind available from Buyer or its Affiliates;

               (ii) engage or become interested in, as owner, employee, partner, through equity ownership (not including up to a 5% passive equity interest in a public company), investment of capital, lending of money or property, rendering of services, or otherwise, either alone or in association with others, any business competitive with the Business (including within the definition of the Business, without limitation, any business of the type or types conducted by the Company at any time during the two (2) year period preceding the Closing Date or under development by the Company on the Closing Date), provided that the restrictions in this paragraph (ii) will not prohibit James Holden from any activities that are specifically permitted under his Employment Agreement with the Company entered into at the Closing.

               (iii) take any material action intended to advance an interest of any competitor of the Business, or encourage any other person to take such action; or

               (iv) take any material action intended to cause any Customer or prospective customer to use the services or purchase the products of any competitor of the Business.

        This Covenant Not to Compete shall be limited to any county or any other political subdivision of any state of the United States of America, or of any other country in the world, where the Company generated revenue or established goodwill at any time during the two (2) year period preceding the Closing Date. This Covenant Not to Compete shall bind each Stockholder until December 31, 2002, provided however, that if the employment of any Stockholder is terminated by Buyer without Cause or by such Stockholder for Good Reason (each as defined in such Stockholder's Employment Agreement delivered pursuant to Section 6.3(c)(iv)), and if either (i) a registration statement for an underwritten IPO of Buyer's equity securities has not been filed by December 31, 1999, or (ii) Buyer fails to consummate a public offering that results in a public trading market of equity securities of Buyer on a national securities exchange or the Nasdaq Stock Market by May 15, 2000, then after termination of such Stockholder's employment with the Company or any of its Affiliates, such Stockholder will no longer be subject to the covenants contained in Sections 4.4(a)(ii) and (iii), and the covenants in Section 4.4(a)(iv) will not be breached by any general marketing efforts with which such Stockholder may be involved that are not targeted specifically at any Customer. The parties hereto agree that the duration and area for which the Covenant Not to Compete set forth in this Section 4.4(a) is to be effective are reasonable.

        (b) Confidentiality. Notwithstanding the expiration of the Covenant Not to Compete set forth in Section 4.4(a) each Stockholder shall at all times keep confidential and shall not disclose to others any Proprietary Rights and shall not use or permit to be used any Proprietary Rights for any purpose other than performance of obligations to Buyer.

        (c) Non-Diversion. For the maximum period during which the Covenant Not to Compete could apply pursuant to Section 4.4(a) each of the Stockholders shall not, and shall cause their Affiliates not to, divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business or opportunities of Buyer or its Affiliates of which any of the Stockholders become aware as the result of their affiliation with the Business or their relationship with Buyer or its Affiliates and which relate specifically to the Business, or any part thereof. This Section 4.4(c) is in addition to and not by way of limitation of any other duties the Stockholders may have to Buyer or its Affiliates.

         (d) Non-Recruitment. For the maximum period during which the Covenant Not to Compete could apply pursuant to Section 4.4(a) each of the Stockholders shall not, and shall cause their Affiliates not to, hire away, or cause any other person to hire away, any employee of or consultant to Buyer or its Affiliates (including without limitation persons employed or engaged by the Company before the Closing Date), or directly or indirectly entice or solicit or seek to induce or influence any of such employees or consultants to leave their employment or engagement with Buyer or its Affiliates, provided however, that such restrictions shall not apply to persons responding to a public advertisement by the Stockholders directed to potential employees generally.

         (e) Remedies. The covenants contained in this Section 4.4 impose a reasonable restraint on the Stockholders in light of the activities and business of the Company and future plans of Buyer. The Stockholders acknowledge that if they violate any of the covenants contained in this Section 4.4 (collectively, the "RESTRICTIVE COVENANTS"), it will be difficult to determine the resulting damages to Buyer and, in addition to any other remedies Buyer may have, Buyer shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damages. Each Stockholder shall be severally liable to pay all costs, including reasonable attorneys' fees and expenses, that Buyer may incur in enforcing or defending, to any extent, any of the Restrictive Covenants breached by such Stockholder, whether or not litigation is actually commenced and including litigation of any appeal defended by Buyer, where such party succeeds in enforcing any of the Restrictive Covenants. Buyer may elect to seek one or more remedies at its discretion on a case by case basis. Failure to seek any or all remedies in one case shall not restrict Buyer from seeking any remedies in another situation. Such action by Buyer shall not constitute a waiver of any of its rights.

         (f) Severability and Modification of any Unenforceable Covenant. Each of the Restrictive Covenants will be read and interpreted with every reasonable inference given to its enforceability. However, if any term, provision or condition of the Restrictive Covenants is held by a court or arbitrator to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If a court or arbitrator should determine any of the Restrictive Covenants are unenforceable because of over-breadth, then the court or arbitrator shall modify such covenant so as to make it enforceable to the fullest extent the court or arbitrator deems reasonable and enforceable under the prevailing circumstances. The Covenant Not to Compete shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where the Covenant Not to Compete is intended to be effective.

         (g) Allocation. The parties agree to allocate $100,000 of the Cash Payment, and no other portion of the Purchase Price, to the Covenant Not to Compete.

4.5. Securities Restrictions.

        (a) In addition to the contractual restrictions on transfer set forth in the Stockholder Agreement referred to in Section 6.2(d)(i), the Shares (or interests therein) cannot be offered, sold or transferred unless the Shares are registered and qualified under the Securities Act and applicable state securities laws or exemptions from such registration and qualification requirements are available, or such registration and qualification requirements are inapplicable, as reflected in an opinion of counsel to any transferring stockholders in form and substance reasonably satisfactory to Buyer.

        (b) The Certificates will bear a legend to the effect set forth below, and appropriate stop transfer instructions against the Shares will be placed with any transfer agent of Buyer to ensure compliance with the restrictions set forth herein.

               "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR UNLESS EPS SOLUTIONS CORPORATION HAS RECEIVED AN OPINION OF COUNSEL TO THE HOLDER OF THE SHARES OR OTHER EVIDENCE, SATISFACTORY TO EPS SOLUTIONS CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

        (c) Each recipient of Shares or interests therein shall, as a condition to transfer of any Shares or interests therein, cause the transferee to enter into the Stockholder Agreement described in Section 6.2(d)(i) and the Voting Agreement described in Section 6.2(d)(iii), provided that with respect to each such agreement, this requirement will not apply to transfers made after the agreement has terminated.

        (d) In connection with any underwritten public offering of securities of Buyer or any of its Affiliates within three (3) years of the Closing Date, if the managing underwriter believes that it is appropriate in connection with the offering to limit public sales of such securities by Buyer's stockholders, the Stockholders will agree to the managing underwriter's standard form of "lock up" agreement prohibiting transfers of Common Stock (other than shares included in the offering) for such period as may be required by the managing



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

underwriter not to exceed twenty (20) days prior to, and one hundred and eighty
(180) days after, the effective date of the registration statement for such offering, provided however, that (i) such lock up provision may not be invoked more than once in any 365 day period, (ii) such lock up provision will be contingent upon the officers and directors of the registrant entering into similar lock up agreements, and (iii) no Stockholder will be required to comply with this lock up provision if any other stockholder owning more shares of Common Stock than such Stockholder and who is subject to a contractual lock up provision similar to this one has been released from such lock up obligation.

        (e) As a material inducement to the Stockholders to enter into this Agreement, Buyer hereby represents and warrants that it is not a party to any stock purchase agreement, asset purchase agreement, or similar agreement which contains provisions governing securities restrictions that are different in any material respect from the terms contained in this Section 4.5.

4.6. Registration.

        (a) No Stockholder will have any rights to demand registration of any of the Shares, or to participate in any registration undertaken by Buyer except as set forth in this Section 4.6. If Buyer files a registration statement with the Securities and Exchange Commission (the "SEC") for an underwritten IPO of its equity securities or any subsequent underwritten public offering within twenty-four (24) months of the closing of the IPO (not including a registration statement filed in connection with an acquisition or employee benefit plan), and if the managing underwriter of such offering believes that the market will accommodate selling stockholders in the offering, then each Stockholder, shall have the right, subject to the limitations set forth in this Section 4.6(a), to include in such registration statement or statements and offering or offerings Shares and other Common Stock owned by such Stockholder. Other stockholders (including but not limited to stockholders acquiring Common Stock in the Initial, Additional, and Further Consolidation Transactions and stockholders who acquired Common Stock in connection with the formation, or work on behalf of, Buyer) will have rights to include shares of Common Stock in such offering, and if the aggregate amount of shares that all stockholders with such rights (collectively, the "SELLING STOCKHOLDERS") desire to include exceeds the number of shares of Common Stock that can be sold by all Selling Stockholders, then all Selling Stockholders desiring to sell in any such offering will participate pro-rata on the basis of the relative numbers of shares of Common Stock eligible for inclusion that they originally sought to include. However, notwithstanding the foregoing no Selling Stockholder will be permitted to include in any such registration and offering (i) any Shares subject to performance-related restrictions at the time of filing of the registration statement for such offering or (ii) more than, in the aggregate for all such registrations and offerings, half of the shares of Common Stock held by such Selling Stockholder as of the date hereof. Furthermore, in no case will the Stockholders hereunder be permitted to include in the IPO registration and offering more than the number of Shares acquired by the Stockholders pursuant to this Agreement listed on Schedule 4.6 under the item "Maximum IPO Shares" (such Shares will be allocated among Stockholders hereunder desiring to participate in any such registration and offering ratably on the basis of their relative ownership of Shares and other Common Stock). The Shares listed on Schedule

4.6 under the item "Maximum IPO Shares" will not limit the number of shares permitted to be included by the stockholders in the IPO pursuant to any other agreement.

        (b) If at any time before the fourth anniversary of the IPO Buyer files a shelf registration statement with the SEC covering an offering of the common stock of Buyer by selling stockholders, other than a registration statement of the type described in Section 4.6(a), the Stockholders shall have the right to include in such registration statement that percentage of the total number of shares of common stock of Buyer registered pursuant to that registration statement for sale by selling stockholders as is equal to the quotient, expressed as a percentage, obtained by dividing the total number of shares of common stock eligible for inclusion owned by the Stockholders by the total number of shares of common stock eligible for inclusion owned by all selling stockholders participating in such registration. If the Stockholders participate in any such registration, they must do so on the same terms as the other stockholders participating therein. As long as such registration statement remains effective and sales of common stock by the Stockholders would not violate applicable laws or regulations, Buyer shall furnish to the Stockholders such number of copies of the final prospectus included in any such registration statement and any amendment or supplement thereto as the Stockholders may reasonably request in order to effect the sale of the shares of common stock included by the Stockholders in such registration statement.

        (c) If any Stockholder acting pursuant to this Section 4.6 includes any securities in any registration of Buyer, Buyer will agree to indemnify such Stockholder from and against any claims, costs and liabilities incurred by such Stockholder as a result of any untrue, or alleged untrue, statement of a material fact contained in any registration statement, preliminary prospectus or prospectus (as amended or supplemented if Buyer shall have furnished any amendments or supplements thereto) or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such claims, costs or liabilities are caused by any untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing to Buyer by such Stockholder expressly for use therein, for which the Stockholder will be responsible.

        (d) Shares of Common Stock may only be included in a registration and offering pursuant to this Section 4.6 pursuant to the underwriting agreement negotiated between Buyer and the underwriters, and Selling Stockholders must enter into the underwriting agreement with respect to any shares held by them to be included in the registration and offering. Each Selling Stockholder shall pay
(i) all underwriting discounts and commissions applicable to such Selling Stockholder's sale of shares of Common Stock, (ii) such Selling Stockholder's ratable share (based on the relative number of shares of Common Stock included in the offering) of any fees and disbursements of a single counsel for all Selling Stockholders, which counsel shall be selected by the two Selling Stockholders (or affiliated stockholder groups) selling the most shares of Common Stock in the offering, and (iii) the fees and costs of any separate counsel retained by such Selling Stockholder alone, and the Buyer shall be responsible for all other expenses of the offering.

        (e) At all times that equity securities of Buyer are registered pursuant to the Securities Exchange Act of 1934, as amended, Buyer shall use its best efforts to fulfill all conditions applicable to a registrant as are necessary to enable selling security holders of Buyer to make sales pursuant to Rule 144 under the Securities Act.

        (f) As a material inducement to the Stockholders to enter into this Agreement, Buyer hereby represents and warrants that it is not a party to any stock purchase agreement, asset purchase agreement, or similar agreement which contains provisions governing registration rights that are different in any material respect from the terms contained in this Section 4.6. Upon the request of Stockholders and without further action on the part of Buyer, this Section
4.6 shall automatically be amended to incorporate any provision governing registration rights contained in any stock purchase agreement, asset purchase agreement or other similar agreement to which Buyer is a party as of the Closing Date, or in any modification or amendment to such agreement, that is more beneficial in any material respect to the party thereto having registration rights than the provisions of this Agreement are to the Stockholders party hereto. Buyer hereby consents to be bound by any such amendments to this Section
4.6. If the Stockholders have any reasonable basis to believe that the Buyer is party to any such agreement that has a provision governing registration rights that is more beneficial in any material respect to the party thereto having registration rights than the provisions of this Agreement are to the Stockholders, Buyer shall provide copies of the relevant provisions of such agreement to the Stockholders upon the Stockholders' request.

4.7. Cooperation in Litigation. Each party will fully cooperate with the others in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation between Buyer and/or its Affiliates or assignees, on the one hand, and the Company or any Stockholder and/or their Affiliates or assignees, on the other, arising out of the transactions contemplated by this Agreement). Subject to the provisions hereof regarding payments by each party of its costs and payments or attorneys' fees and costs, the party requesting such cooperation shall pay the out-of-pocket expenses (including reasonable legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

4.8. Tax Matters.

        (a) Certain Operating Conventions and Procedures.

        (i) For all Tax purposes the Closing shall be deemed to occur as of the close of the Company's business activities on the Closing Date, and, in the case of Pre-Acquisition Taxable Periods ending on the Closing Date, all of the Company's income, gains and other Tax items attributable to the Closing Date shall be included and reported by the Company in

Tax Returns of the Company for such Pre-Acquisition Taxable Periods to be filed following the Closing and that all Taxes attributable to the Company's income, gains or other taxable items for the Closing Date shall be reported on such Tax Returns.

        (ii) The allocation of any Tax Liability between the portion of any Straddle Period ending on the Closing Date and the portion of such Straddle Period after such date shall be made by means of a closing of the books and records of the Company as of the close of business on the Closing Date as if a taxable period ended as of the close of such date; provided however, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on and inclusive of the Closing Date (the "PRE-CLOSING PERIOD") and the period following the Closing Date (the "POST-CLOSING PERIOD") in the proportion which the number of days in each such period bears to the total number of days in the Straddle Period; and provided further, if as of the Closing Date the Company is a partner in any partnership which has a Tax year that does not end as of the Closing Date, any tax liability attributable to such partnership's activities shall be allocated between the Pre-Closing Period and the Post-Closing Period in the same manner based upon the number of days in each such period.

        (b) Tax Returns Required to Be Filed Prior to the Closing Date. Prior to the Closing Date the Company (i) shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company required to be filed on or prior to the Closing Date (after giving effect to any valid extensions), and (ii) shall pay or cause to be paid all Taxes shown or reported to be due and payable by the Company on such Tax Returns.

        (c) Tax Returns for Other Pre-Acquisition Taxable Periods.

        (i) The Stockholders shall cause the Company to prepare and file all Tax Returns required to be filed by the Company for Pre-Acquisition Taxable Periods.

        (ii) Stockholders shall be responsible for and shall pay (A) all reasonable costs and expenses related to the preparation and filing of the Company's Tax Returns for Pre-Acquisition Taxable Periods described in Section 4.8(c)(i), and (B) all Taxes with respect to Pre-Acquisition Taxable Periods to the extent not specifically reserved (excluding reserves for deferred taxes) against in the Interim Financial Statements. Each Stockholder shall pay his or her proportionate share of such costs, expenses and Tax liabilities promptly following receipt by such Stockholder (either directly or through the Stockholder Representative) of a notice of such Stockholder's payment obligation hereunder together with copies of the relevant Tax Returns and other information supporting the calculation. Any additional Taxes attributable to the periods covered by such Tax returns, pursuant to any Tax Proceeding, shall be paid by Stockholders promptly upon demand therefor by Buyer.

        (d) Straddle Period Returns.

        (i) The parties acknowledge and agree that the Company may be required, with respect to certain Taxes for Straddle Periods, to file a full year return (herein a "STRADDLE

PERIOD RETURN") reporting and accounting for such Taxes on an aggregate basis covering both the Pre-Closing Period and the Post-Closing Period. The Buyer, at its expense, shall cause the Company to prepare and file such Straddle Period Returns.

        (ii) The Taxes reportable on such Straddle Period Returns that are attributable to the Pre-Closing Period (herein "PRE-CLOSING TAXES") shall be determined in accordance with the provisions of Section 4.8(a)(ii). The Stockholders shall be responsible for and shall pay all Pre-Closing Taxes shown or reported to be due and payable on such Straddle Period Returns to the extent not specifically reserved (excluding reserves for deferred taxes) against in the Interim Financial Statements. Each Stockholder shall pay his or her proportionate share of such Pre-Closing Taxes promptly following receipt by such Stockholder (either directly or through the Stockholder Representative) of a notice from Buyer of Buyer's calculation of such Stockholder's payment obligation hereunder together with copies of the relevant Tax Returns and other information supporting Buyer's calculation. If a Stockholder disputes all or any portion of the payment obligation hereunder as calculated by Buyer, such Stockholder shall nevertheless promptly pay to Buyer the amount specified in the notice and any dispute related thereto shall be resolved pursuant to the arbitration provisions of Section 7.13. Any additional Taxes attributable to the Pre-Closing Periods covered by such Tax Returns, pursuant any Tax Proceeding, shall be paid by Stockholders promptly upon demand therefor by Buyer.

        (e) Cooperation. Buyer and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Sections 4.8(c) and (d), and in preparing and filing the information statements required by Treas. Reg. 1.351-3. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to the filing of such Tax Returns.

        (f) Closing Date. Without limiting the generality of Sections 4.8(a),(b),(c),or (d), Buyer shall be liable for, and shall indemnify and hold the Stockholders harmless against, all Taxes of the Company attributable to operations, acts or omissions of Buyer with respect to the Company on the Closing Date that are not in the ordinary course of business.

        (g) Tax Proceedings.

        (i) Buyer shall, upon receipt of notice thereof by Company, notify the Stockholder Representative of any written communication from a Tax authority with respect to any pending Tax Proceeding involving a Pre-Acquisition Tax Liability. Buyer shall include with such notification a copy of the written communication so received by Company.

        (ii) The Stockholder Representative shall have responsibility and authority to represent the interests of the Company in any Tax Proceeding relating to Pre-Acquisition Taxable Periods and Straddle Periods and to employ counsel of its choice in connection therewith; provided however, that Buyer shall be permitted to participate in any such Tax Proceedings relating to Straddle Periods and all hearings related thereto at the expense of Buyer; and provided further, that, without the prior written consent of Buyer, which shall not be unreasonably withheld, the Stockholder Representative shall not agree to settle or compromise any Tax Proceeding relating to Pre-Acquisition Taxable Periods or Straddle Periods and/or any Pre-Acquisition Tax Liability issue arising therein if such settlement or compromise can reasonably be expected to materially impact the Tax position of Buyer, its Affiliates or the Company in a negative way following the Closing. Without the prior written consent of the Stockholder Representative, which shall not be unreasonably withheld, Buyer shall not agree to settle or compromise any such Tax Proceeding relating to Post-Closing Periods or Tax Liabilities arising therein if such settlement or compromise can reasonably be expected to materially impact in a negative way the Tax position of the Stockholders or the Company with respect to any Pre-Closing Period. In any Tax Proceeding related to a Straddle Period which involves Tax Liabilities for which Stockholders are responsible hereunder and Tax Liabilities attributable to the Post-Closing Period for which Stockholders are not responsible, the Buyer, on the one hand, and the Stockholders, on the other hand, shall jointly bear the costs and expenses thereof as allocated between them on an equitable basis. The Stockholder Representative shall also have the right, but not the obligation (at the expense of the Stockholders) to initiate any claim for refund or contest to the extent such claim or contest affects the amount of Taxes for which the Stockholders are or may be liable under this Agreement.

        (iii) All notices to Stockholders provided for hereunder shall be deemed delivered to each Stockholder upon receipt thereof either directly by the Stockholder or by the Stockholder Representative. The Stockholders shall proportionately pay all Tax Liabilities and costs and expenses for which the Stockholders are responsible hereunder; provided however, the Stockholders shall be jointly and severally liable for all such Tax Liabilities, costs and expenses.

        (iv) Each of Buyer, the Stockholders, the Company, and the Stockholder Representative shall furnish to the other relevant party or parties such information and documents as may be reasonably requested by such other party or parties, and shall otherwise reasonably cooperate with such other party or parties, in connection with the preparation of any Tax Return and the conduct of any Tax Proceedings.

        (h) Amended Returns. The Company shall not amend, and Buyer shall not permit the Company to amend, any Tax Return that may affect the Taxes for which Stockholders are or may be liable under this Agreement without written consent from the Stockholder Representative, which shall not be unreasonably withheld.

        (i) Refunds or Credits. Except as otherwise set forth in this Agreement, any refunds or credits of Taxes, to the extent that such refunds or credits are attributable to Pre-Acquisition Taxable Periods, shall be for the account of Stockholders, and, to the extent that such refunds or credits are attributable to taxable periods beginning after the Closing Date, such refunds or credits shall be attributable to the account of Buyer. To the extent that such refunds or credits are attributable to Taxes for the Straddle Periods, such refunds and credits shall be for the account of the party who bears the responsibility for such Taxes pursuant to Section 4.8(a)(ii). Buyer shall, or shall cause the Company to, promptly forward to Stockholders or reimburse Stockholders for any such refunds or credits due to Stockholders under this Section 4.8(i) after receipt thereof by Buyer or the Company, and Stockholders shall promptly forward to Buyer or reimburse Buyer for any refunds or credits due to the Buyer under this Section 4.8(i) after receipt thereof by Stockholders.

        (j) Books and Records. Prior to the Closing Date the Company shall properly maintain its books and records necessary or appropriate to the filing of the Tax Returns described in this Section 4.8, and on or before the Closing the Stockholders shall cause all such books and records and all other books and records related to the Company's Tax Returns and Tax matters to be delivered to the Buyer. Buyer shall cause the Company to retain all such books and records delivered to Buyer as provided hereunder until 90 days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) with respect to the taxable periods to which the Tax Returns relate. Prior to disposing of any such books and records, Buyer or the Company, as the case may be, shall offer such books and records to the Stockholder Representative (at the sole expense of the Stockholders).

        (k) Section 351. It is acknowledged that Buyer, the Company and Stockholders intend that the transfer of the Seller Shares by the Stockholders to Buyer pursuant to this Agreement qualify (i) as a transfer of property to a controlled corporation pursuant to the provisions of Code Section 351 and comparable provisions of applicable state income tax law, and (ii) under Code
Section 351 as part of a transfer by the Stockholders and other persons transferring property to Buyer who collectively will be in control (as defined in Section 368(c) of the Code) of Buyer following such transfers. For all federal and state income tax purposes the Stockholders and Buyer shall (i) treat and report the transfer of the Seller Shares in a manner consistent with its qualification as a transfer of property to a controlled corporation pursuant to the provisions of Code Section 351 and comparable provisions of state income tax law, and (ii) file such Tax returns and Tax information reports related to the transfer as may be required or otherwise appropriate under the Tax laws and regulations applicable to transfers of property pursuant to Code Section 351. None of the Stockholders, the Company or Buyer shall take any action inconsistent with the treatment of the Seller Shares as a transfer of property pursuant to Code Section 351.

        (l) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

        (m) Survival. Notwithstanding any other provision of this Agreement, the covenants set forth in this Section 4.8 shall survive until the expiration of the respective statutes of limitations applicable to the periods to which the Taxes referred to herein relate.

4.9. Stockholder Representative. The Stockholders shall at all times maintain a representative (the "STOCKHOLDER REPRESENTATIVE") for purposes of taking certain actions and giving certain consents on behalf of the Stockholders as specified herein. The Stockholder Representative will be James F. Holden unless and until the Stockholders, mutually agree upon a replacement and notify Buyer thereof. Each Stockholder hereby grants to the

Stockholder Representative the right to vote such Stockholder's shares in the Company as the proxy of such Stockholder consistent with this Section 4.9, and actions taken, consents given and representations made by the Stockholder Representative on behalf of the Stockholders pursuant hereto shall be binding upon the Stockholders. The proxy granted by each Stockholder hereby is coupled with an interest and is irrevocable. Before the Closing, the Stockholder Representative is authorized by the Stockholders to take any action on behalf of the Stockholders to facilitate the transactions contemplated hereby which such Stockholder Representative is directed to take by the Company acting through a majority of the members of the Board of Directors in office prior to the Closing, including, without limitation, amending this Agreement, and executing documents or instruments. After the Closing for a period of 18 months, the Stockholder Representative is authorized by the Stockholders to take any action on behalf of the Stockholders to facilitate or administer the transactions contemplated hereby as the Stockholder Representative deems appropriate.

4.10. Consolidation Transactions. Effective as of December 14, 1998, the Buyer acquired approximately 38 companies engaged in the business of cost reduction, cost recovery and profit enhancement services by means of acquisitions by Buyer of all or substantially all of the assets or stock or other equity interests of such companies (collectively, the "INITIAL CONSOLIDATION TRANSACTIONS"). Contemporaneously with the transaction contemplated hereby, Buyer is attempting to acquire various other companies (with the transaction contemplated hereby, the "ADDITIONAL CONSOLIDATION TRANSACTIONS"), and following closing or abandonment of the Additional Consolidation Transactions, Buyer intends to pursue still more acquisitions (the "FURTHER CONSOLIDATION TRANSACTIONS"). The Company and the Stockholders acknowledge that as a result of the complexity of the transactions contemplated hereby and the other Additional Consolidation Transactions, and for valuation and other reasons, the Closing contemplated hereby and the closing of the other Additional Consolidation Transactions may need to be concurrent or sequenced as designated by Buyer. Accordingly, the Company and the Stockholders shall at any time upon or after execution of this Agreement, but prior to the Closing Date (i) provide any outstanding documentation required to effect the Closing pursuant to this Agreement in escrow pending release upon authorization of the Stockholder Representative at the Closing, (ii) complete performance of their respective obligations hereunder and under the other Transaction Documents to be performed by the Closing, and
(iii) update the schedules hereto and any other documentation or information provided to Buyer during the course of this transaction such that all such disclosures shall be accurate and current as of the Closing Date.

4.11. Supplemental Disclosure. At or prior to the Closing, the Company and the Stockholders shall supplement or amend each of the schedules hereto with respect to any matter hereafter arising which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or listed in the schedules or which is necessary to complete or correct any information in the schedules.

4.12. HSR. Buyer and the Company shall cooperate in preparing and delivering to the Department of Justice and the Federal Trade Commission notification of the transactions contemplated hereby pursuant to, and shall use their commercially reasonable best efforts to obtain early termination of the waiting period under, the Hart-Scott-Rodino Antitrust

Improvements Act of 1976 (the "HSR ACT"), if applicable. Buyer and the Company shall each pay half of all filing fees payable under the HSR Act in connection with the transactions contemplated hereby, and each of Buyer and the Company shall pay its own costs incurred in preparation of all reports and notifications required under the HSR Act.

4.13. Competing Proposals.

        Prior to the Closing Date or termination of this Agreement:

        (a) Neither the Company nor any Stockholder shall directly or indirectly, initiate, solicit, encourage or participate in any discussions or negotiations with, or provide any nonpublic information to, any person or entity concerning any potential offer (other than as described herein) to acquire the Company, the Business or any assets thereof or interests therein, or any other transaction or arrangement that would interfere with the transactions contemplated hereby (a "COMPETING PROPOSAL").

        (b) The Company and the Stockholders shall promptly communicate to Buyer the existence or occurrence and terms of any Competing Proposal or contact related thereto which the Stockholders or the Company or any of its employees, directors, or agents may receive in respect of any such proposed transaction and the identity of the person, entity or group from whom such proposal or contact was received.

        (c) The Company and the Stockholders shall not transfer or hypothecate the Business or any assets thereof or interests therein except to Buyer, or enter into any agreement with any person other than Buyer in connection with any of the foregoing.

4.14. Bonus Plan. If Buyer does not close the IPO of its equity securities by June 30, 1999, Buyer will implement a cash bonus plan designed to reward employees on the basis of the performance of the divisions or subsidiaries of Buyer in which they work. Amounts payable under, and other terms of, any such plan will be subject to restrictions imposed by Buyer's lenders, Buyer's capital investment requirements, and preservation of adequate working capital.

4.15. Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its best efforts (other than the payment of money unreimbursed by the other party) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to cause the fulfillment of the conditions to Closing set forth herein and to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

4.16. Further Assurances. Upon the reasonable request of a party or parties hereto at any time after the Closing Date, the other party or parties shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or parties or its or their counsel may reasonably request in order to effectuate the purposes of this Agreement.

4.17. Notice of Breach. At all times before the Closing, and thereafter until the second anniversary of the Closing Date, each of the parties hereto shall promptly give written notice with particularity of any breach or inaccuracy of any representation, warranty, agreement or covenant of such party contained herein or in any other Transaction Document to the parties to whom or which such representation, warranty or covenant was made.

4.18. Employee Matters. From and after the Closing Date, Buyer shall honor written employment contracts to which the Company is a party on the Closing Date and copies of which have been provided to Buyer, except those entered into that are inconsistent with the covenants and representations of the Company hereunder.

4.19. Continuance of Existing Indemnification Rights. From and after the Closing Date and for a period of six years thereafter and for so long as any claims that have been asserted prior to the end of such six-year period remain outstanding, Buyer shall cause the Company to continue, or if the Company is merged into Buyer or any Affiliate of Buyer or liquidated, Buyer will provide for, the performance of the Company's indemnification obligations to present and former directors and officers of the Company provided for in the Certificate of Incorporation and Bylaws of the Company as in effect on the date of this Agreement, and with respect to indemnification for acts or omissions occurring prior to the Closing Date, provided however, that such obligations shall not apply to any claim or cost (i) in respect of which such former director or officer would not be entitled to indemnity under applicable law, or (ii) arising in connection with facts or circumstances involving any inaccuracy of any representation or breach of any covenant of the Company or Stockholders in this Agreement or in any other Transaction Document.

4.20. Stockholder, Voting and Subordination Agreements, Subordinated Promissory Note.

        (a) As a material inducement to the Stockholders to enter into this Agreement, Buyer hereby represents and warrants that each of Buyer's stockholders is, and as long as the Stockholders are bound by the same each will be, a party to a stockholder agreement and voting agreement that are not different in any material respect from the Voting Agreement and Stockholder Agreement described in Section 6.2(d)(i) and Section 6.2(d)(iii), except that certain stockholders owning shares of stock that, in the aggregate, do not represent material voting power may not be subject to a voting agreement. Upon the request of Stockholders and without further action on the part of Buyer, the Stockholder Agreement and Voting Agreement to which the Stockholders will be a party shall automatically be amended to incorporate any provisions contained in any other similar stockholder agreement or voting agreement to which Buyer is now or hereafter becomes a party, or in any modification or amendment to any such agreement, that is more beneficial in any material respect to the stockholder party to such agreement than the provisions of the Stockholder Agreement and Voting Agreement to be signed by the Stockholders are to the Stockholders. Buyer hereby consents to be bound by any such amendments to the Voting Agreement and Stockholder Agreement. In the event that the Stockholders have any reasonable basis to believe that the Buyer is party to any such similar stockholder agreement or voting agreement that has provisions that are more beneficial in any material respect to another stockholder party thereto than the provisions of the Stockholder Agreement and Voting Agreement to be signed by the Stockholders are to the Stockholders, Buyer shall provide copies of the relevant provisions of such agreements to the Stockholders upon the Stockholders' request.

        (b) As a material inducement to the Stockholders to enter into this Agreement, Buyer hereby represents and warrants that the form of the subordinated promissory note issued by Buyer to, and the form of subordination agreement entered into by, each holder (other than a person or entity receiving cash and/or notes but no equity in consideration of sale of their business to Buyer or its affiliates) of a subordinated promissory note issued by Buyer in connection with any Initial Consolidation Transaction or Additional Consolidation Transaction, are and will be no more beneficial in any material respect to such holder than the Note and Subordination Agreement to be executed by the Stockholders, described in Schedule 1.3 and Section 6.2(d)(iv) respectively, are to the Stockholders, except as to changes to any subordinated promissory note or subordination agreement required to be made by any lender providing financing for Buyer's business operations or any Initial, Additional or Further Consolidation Transaction. Upon the request of Stockholders and with the approval of all lenders providing financing for Buyer's business operations or any Initial, Additional or Further Consolidation Transaction, without further action on the part of Buyer, the Note that the Stockholders will hold and the Subordination Agreement to which the Stockholders will be a party shall automatically be amended to incorporate any provisions contained in any other subordinated promissory notes issued by Buyer or subordination agreements related thereto, respectively, that any holder of a subordinated promissory note issued in connection with the Initial Consolidation Transactions or Additional Consolidation Transactions (other than a person or entity receiving cash and/or notes but no equity in consideration of sale of their business to Buyer or its affiliates) has already or hereafter will become a party, or in any modification or amendment to any such subordinated promissory note or subordination agreement, that is more beneficial in any material respect to the subordinated promissory note holder than the provisions of the Note issued to and Subordination Agreement signed by the Stockholders are to the Stockholders. Buyer hereby consents to be bound by any such amendments to the Note and the Subordination Agreement. In the event that the Stockholders have any reasonable basis to believe that the Buyer is party to any such subordinated promissory note or subordination agreement that has provisions that are more beneficial in any material respect to another subordinated note holder than the provisions of the Note issued to and the Subordination Agreement signed by the Stockholders, Buyer shall provide copies of the relevant provisions of such note or agreement to the Stockholders upon the Stockholders' request. The Company will exercise its power to prepay subordinated promissory notes issued in the Initial Consolidation Transactions and the Additional Consolidation Transactions, if at all, only by action of its Board of Directors or Chief Executive Officer, in good faith, for legitimate business purposes, and without discrimination among similarly situated holders of such notes unless such discrimination is in the best interests of the Company.

                          5. SURVIVAL; INDEMNIFICATION.

5.1. Survival. The representations and warranties made in this Agreement or in any exhibit, schedule, or any other Transaction Document or certificate shall survive any investigation made by any party hereto and the Closing of the transactions contemplated hereby until March 31, 2000, except those representations and warranties contained in (i) Sections 2.21 (Taxes) and 2.28 (Brokers), which will survive until the expiration (including extensions) of the applicable statute of limitations; and (ii) Sections 2.2 (Ownership of Capital Stock); 2.4 (Title to Assets) and 2.22 (Indebtedness), which will survive indefinitely. As to any matter or claim which is based upon fraud by the indemnifying party, the representations and warranties set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations. No party will be liable to another under any warranty or representation after the applicable expiration of such warranty or representation; provided however, if a claim or notice is given under this
Article 5 with respect to any representation or warranty prior to the applicable expiration date, such claim may be pursued to resolution notwithstanding expiration of the representation or warranty under which the claim was brought. Any investigations made by or on behalf of any of the parties prior to the date hereof shall not affect any of the parties' obligations hereunder. Completion of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy of any of the parties.

5.2. Indemnification by the Stockholders. Subject to the limits set forth in this Article 5, the Stockholders and, if the transactions contemplated hereby are not consummated, the Company, and their successors and assigns shall jointly and severally indemnify, defend, reimburse and hold harmless Buyer and its Affiliates and their successors and assigns, and the officers, directors, employees and agents of any of them, from and against any and all claims, losses, damages, liabilities, obligations, assessments, penalties and interest, demands, actions and expenses, whether direct or indirect, known or unknown, absolute or contingent (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions) ("LOSSES") reasonably incurred by any such indemnitee, arising out of or in connection with any of the following:

               (a) the ownership and operation of the Company before the Closing, provided that such Loss is not an obligation or liability reflected as a liability or reserve of the Company in the Interim Financial Statements or an obligation or liability incurred in the ordinary course of business since the date of the Interim Financial Statements;

               (b) any untruth or inaccuracy of any representation, warranty or certification made by the Company or the Stockholders in this Agreement or any other Transaction Document; and

               (c) the breach of any covenant, agreement or obligation of the Company or the Stockholders contained in this Agreement or any other Transaction Document.

5.3. Indemnification by Buyer. Subject to the limits set forth in this Article 5, Buyer and its successors and assigns shall indemnify, defend, reimburse and hold harmless the

Stockholders and their successors and assigns from and against any and all Losses reasonably incurred by any such Stockholders arising out of or in connection with any of the following:

               (a) the ownership and operation of the Company after the Closing (except that, to the extent permitted by law, Buyer and its successors and assigns will not be required to indemnify, defend, reimburse or hold harmless any Stockholder in respect of any Losses arising as a result of acts or omissions of that Stockholder, including without limitation in such Stockholder's capacity as an employee of or consultant to Buyer or its Affiliates after the Closing);

               (b) any untruth or inaccuracy of any representation, warranty or certification made by Buyer in this Agreement or any other Transaction Document; and

               (c) the breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any other Transaction Document.

5.4. Indemnification Procedure.

        (a) Whenever any claim shall arise for indemnification hereunder (a "CLAIM"), the party entitled to indemnification (the "INDEMNITEE") shall promptly give written notice to the party obligated to provide indemnity (the "INDEMNITOR") with respect to the Claim after the receipt by the Indemnitee of reliable information of the facts constituting the basis for the Claim; but the failure to timely give such notice shall not relieve the Indemnitor from any obligation under this Agreement, except to the extent, if any, that the Indemnitor is materially prejudiced thereby.

        (b) Upon receipt of written notice from the Indemnitee of a Claim, the Indemnitor shall provide counsel (such counsel subject to the reasonable approval of the Indemnitee) to defend the Indemnitee against the matter from which the Claim arose, at the Indemnitor's sole cost, risk and expense. The Indemnitee shall cooperate in all reasonable respects, at the Indemnitor's sole cost, risk and expense, with the Indemnitor in the investigation, trial, defense and any appeal arising from the matter from which the Claim arose; provided however, that the Indemnitee may (but shall not be obligated to) participate in any such investigation, trial, defense and any appeal arising in connection with the Claim. If the Indemnitee's participation in any such investigation, trial, defense and any appeal arising from such Claim relates to a legal position or defense that varies materially from the legal positions or defenses pursued by the Indemnitor, and if the Indemnitee reasonably believes that the Indemnitee's interests will be adversely and materially affected if such legal position or defense is not pursued, the Indemnitor shall bear the expense of the Indemnitee's separate participation, including all fees, costs and expenses of one separate counsel for the Indemnitee (or multiple Indemnitees). If the Indemnitee elects to so participate, the Indemnitor shall cooperate with the Indemnitee, and the Indemnitor shall deliver to the Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor's knowledge or possession reasonably requested by the Indemnitee or its counsel that is relevant to the defense of such Claim and that will not prejudice the Indemnitor's position, claims or defenses. The Indemnitee and its counsel shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder. The Indemnitor shall have the right to elect to settle any claim for monetary damages only without the Indemnitee's consent, if the settlement includes a complete release of the Indemnitee. If the settlement does not include such a release, it will be subject to the consent of the Indemnitee, which will not be unreasonably withheld. The Indemnitor may not admit any liability of the Indemnitee or waive any of the Indemnitee's rights without the Indemnitee's prior written consent, which will not be unreasonably withheld. If the subject of any Claim results in a judgment or settlement, the Indemnitor shall promptly pay such judgment or settlement.

        (c) If the Indemnitor fails to assume the defense of the subject of any Claim in accordance with the terms of Section 5.4(b), if the Indemnitor fails diligently to prosecute such defense, or if the Indemnitor has, in the Indemnitee's good faith judgment, a conflict of interest, the Indemnitee may defend against the subject of the Claim, at the Indemnitor's sole cost, risk and expense, in such manner and on such terms as the Indemnitee deems appropriate, including, without limitation, settling the subject of the Claim with the consent of the Indemnitor. If the Indemnitee defends the subject of a Claim in accordance with this Section, the Indemnitor shall cooperate with the Indemnitee and its counsel, at the Indemnitor's sole cost, risk and expense, in all reasonable respects, and shall deliver to the Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor's knowledge or possession reasonably requested by the Indemnitee or its counsel that are relevant to the defense of the subject of any such Claim and that will not prejudice the Indemnitor's position, claims or defenses. The Indemnitee shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder.

        (d) The obligation of the Indemnitor to indemnify the Indemnitee against Losses arising under this Agreement shall be in addition to any other obligations the Indemnitor might otherwise have and any other rights the Indemnitee might otherwise have.

        (e) At the request of the Indemnitor, the Indemnitee shall seek recovery from its insurance provider(s) with respect to any Loss for which the Indemnitor is or may be required to make an indemnification payment pursuant to this
Section 5.4.

        (f) The amount which the Indemnitor is required to pay to, for or on behalf of the Indemnitee pursuant to this Section 5.4 shall be adjusted (including, without limitation, retroactively) (i) by any insurance proceeds actually recovered by or on behalf of such Indemnitee in reduction of the related indemnifiable Loss and (ii) to take account of the cash value to Buyer of any Tax benefit realized as a result of the indemnifiable Loss. If the Indemnitee has received or has had paid on its behalf an indemnification payment for an indemnifiable Loss and subsequently receives insurance proceeds for such Loss, or realizes any cash value as a result of any Tax benefit as a result of such Loss, then the Indemnitee shall (i) promptly notify the Indemnitor of the amount and nature of such proceeds and benefits and (ii) pay to the Indemnitor the amount of such insurance proceeds or cash Tax benefit or, if lesser, the amount of the indemnification payment.

        (g) The Indemnitee shall be obligated to use all reasonable efforts to mitigate to the fullest extent practicable the amount of any Loss arising from any claim by a third party for which it is entitled to seek indemnification hereunder, and the Indemnitor shall not be required to make any payment to the Indemnitee in respect of such Loss to the extent the Indemnitee fails to comply with the foregoing obligations.

        (h) The Indemnitor shall be subrogated to all rights of the Indemnitee against any third party in respect of any matter giving rise to a claim for indemnification hereunder.

        (i) Notwithstanding any other provision of this Agreement, this Section
5.4 shall not apply to any claims under Section 4.8, which shall be governed solely and exclusively by the provisions thereof.

        (j) The indemnification provisions in this Article 5 encompass Claims solely between the parties hereto, not involving any third party, as well as Claims involving third parties.

        (k) Following the Closing, the indemnities provided for in this Article 5 shall be the sole and exclusive remedies of the parties and their successors and assigns with respect to any disputes relating to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby, it being agreed and understood that the parties expressly waive any and all other remedies, including any and all such remedies as may be provided by statute, rule or regulation (other than intentional fraud).

5.5. Payment. All payments owing under this Article 5 will be made promptly as indemnifiable Losses are incurred. If the Indemnitee defends the subject matter of any Claim in accordance with Section 5.4(c) or proceeds with separate counsel in accordance with Section 5.4(b), the expenses (including reasonable attorneys' fees) incurred by the Indemnitee shall be paid by the Indemnitor in advance of the final disposition of such matter as incurred by the Indemnitee, if the Indemnitee undertakes in writing to repay promptly any such advances in the event that it is ultimately determined that the Indemnitee is not entitled to indemnification under the terms of this Agreement or applicable law.

5.6. Limitations.

       (a) Notwithstanding any provision of this Agreement to the contrary, no party shall have any obligation to indemnify any person entitled to indemnity under this Article 5 or to pay damages in respect of contract or other claims arising under this Agreement or any other Transaction Document unless the persons so entitled to indemnity or recovery thereunder have suffered Losses in an aggregate amount attributable to all Claims and obligors in excess of One Hundred Fifty Thousand Dollars ($150,000) (the "THRESHOLD"), except claims arising from any breach of the representations and warranties contained in
Section 2.21 (Taxes) shall not be subject to the Threshold. Once the aggregate amount of Losses exceeds the Threshold, persons entitled to recovery shall be entitled to recover the full amount of all Losses in excess of the Threshold. No person shall be entitled to indemnification under this Article 5 for Losses directly or indirectly caused by a breach by such person of any representation, warranty, covenant or other agreement set forth in this Agreement or any duty to the potential Indemnitor.

       (b) The maximum aggregate liability of the Stockholders on the one hand, to Buyer, and Buyer, on the other hand to the Stockholders, for all claims arising under or otherwise related to this Agreement and the other Transaction Documents shall equal the aggregate Purchase Price, provided that the maximum aggregate liability of the Stockholders, on the one hand, to Buyer, and the Buyer, on the other hand to the Stockholders, in respect of such claims that are first brought or noticed in writing by the claimant after March 31, 2000 will not exceed $10,000,000. For purposes of this Section 5.6(b), the value of Shares received shall be (A) prior to the IPO, the per share Agreed Price (as defined in the Stockholder Agreement) then prevailing; and (B) after the IPO, the per share closing price on the primary exchange or market on which the Common Stock is traded on the date such indemnifiable Losses become payable, except that the value of any Shares sold in bona fide third party transactions will be the gross proceeds to the Stockholders of such sale.

                            6. CONDITIONS TO CLOSING.

6.1. Conditions to Obligations of Each Party. The obligations of the Stockholders, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this Section 6.1, any one or more of which may be waived in writing by the party entitled to the benefit of such condition; provided however, that such waiver will not diminish such party's right to indemnification pursuant to Article 5, unless so stated.

       (a) No Action or Proceeding. No preliminary or permanent injunction or other order issued by any Governmental Entity that declares this Agreement invalid in any material respect or prevents or would be violated by the consummation of the transactions contemplated hereby is in effect; and no action or proceeding has been instituted or threatened by any Governmental Entity, other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, the result of which could have a Material Adverse Effect.

        (b) Compliance with Law. There shall have been obtained all permits, approvals, and consents of all Governmental Entities that counsel for Buyer or for the Company may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws, including, without limitation, expiration or termination of the waiting period prescribed by the HSR Act.

6.2. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this Section 6.2, any one or more of which may be waived by Buyer in writing in its discretion; provided however, such waiver will not waive or diminish Buyer's right to indemnification pursuant to Article 5, unless so stated:

        (a) Representations and Warranties True. The representations and warranties of the Company and the Stockholders contained in this Agreement or in any other Transaction Document shall be true and correct in all material respects as of the date hereof and on the Closing Date, and at the Closing the Company and the Stockholder Representative shall each have delivered to Buyer a certificate dated the Closing Date to such effect signed by the President or any Vice President and the Secretary or any Assistant Secretary of the Company and by the Stockholder Representative.

        (b) Performance of the Company and the Stockholders. The Company and the Stockholders shall have performed in all material respects all obligations required to be performed by each of them under this Agreement on or before the Closing Date, and at the Closing the Company and the Stockholders, as the case may be, shall each have delivered to Buyer a certificate to such effect dated the Closing Date and signed by the President or any Vice President and the Secretary or any Assistant Secretary of the Company or the Stockholders, as applicable.

        (c) Additional Closing Documents of the Company. Buyer has received, or is receiving at the Closing, all of the following, each duly executed by the parties thereto (other than Buyer) and dated the Closing Date (or an earlier date satisfactory to Buyer), in form and substance satisfactory to Buyer:

               (i) Copies, certified by the Secretary or an Assistant Secretary of the Company of resolutions of the Board of Directors and the Stockholders authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to be delivered by the Company and the Stockholders and the consummation of the transactions contemplated hereby and thereby;

               (ii) Such other documents as Buyer may reasonably request.

        (d) Additional Closing Documents of Each Stockholder. Buyer has received, or is receiving at the Closing, all of the following, each duly executed by each Stockholder and dated the Closing Date:

               (i) A Stockholder Agreement substantially in the form of Exhibit C, executed and delivered by each recipient of Shares, together with a stock power in the form of Exhibit C-1 executed by each Stockholder and the spouse of each Stockholder, if applicable;

               (ii) The Accredited Investor Questionnaire described in Section 2.24(g);

               (iii) A Voting Agreement substantially in the form of Exhibit D, executed and delivered by each recipient of Shares;

               (iv) A Subordination Agreement substantially in the form of Exhibit E, executed and delivered by each recipient of the Notes (as defined in Schedule 1.3); and

               (v) Such other duly executed certificates, instruments and documents in furtherance of the transactions contemplated by this Agreement and the other Transaction Documents as Buyer may reasonably request.

        (e) Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity, and of any other person or entity, required under the Contracts, Licenses, or otherwise in connection with the execution, delivery and performance of this Agreement, the absence of which could result in material liability to Buyer or have a Material Adverse Effect, shall have been duly obtained in form reasonably satisfactory to Buyer, shall be in full force and effect on the Closing Date and the original executed copies shall have been delivered to Buyer on or before the Closing Date.

        (f) No Adverse Changes. Between the date of this Agreement and the Closing Date there shall not have occurred any Material Adverse Change.

        (g) Due Diligence. Buyer is satisfied with the results of its due diligence review of the business, operations, properties, assets, financial condition and prospects of the Company, provided, however, that Buyer may not refuse to consummate the transactions contemplated hereby on the basis of non-satisfaction with its due diligence review after the tenth day after the date of this Agreement or, if later, after the tenth day following the delivery to Buyer of all documents and information requested by Buyer for due diligence purposes in connection with the transactions contemplated hereby

        (h) Closing Date Net Worth. At the Closing the Company will have current assets, net of total liabilities, calculated according to GAAP of at least One Million Two Hundred Thousand Dollars ($1,200,000.00); and at the Closing the Company shall have delivered to Buyer a certificate dated the Closing Date to such effect with supporting financial information, signed by the President or any Vice President and the Secretary or any Assistant Secretary of the Company.

        (i) Financing. Buyer shall have received the consent of its senior lenders to the transactions contemplated hereby, and shall have available, on commercially reasonable terms reasonably satisfactory to Buyer, debt financing sufficient to finance the cash portion of the Purchase Price and the cash portion of the purchase price being paid by Buyer pursuant to each of the Consolidation Transactions, and to provide Buyer with adequate working capital following the transactions contemplated hereby and the Additional Consolidation Transactions.

        (j) Opinion of Counsel. Buyer shall have received a favorable opinion, dated as of the Closing Date, from counsel to the Company and the Stockholders in substantially the form of Exhibit F. In giving such opinion, such counsel may rely upon certificates of public officials, upon opinions of local counsel and, as to matters of fact, upon a certificate of the Company, or its officers, and such counsel may assume that this Agreement has been duly authorized, executed and delivered by Buyer.

        (k) Certificates. The Stockholders shall have delivered to Buyer the certificates representing the Seller Shares and the stock certificates or stock powers as described in Section 1.2.

        (l) Stock Books. The Company shall have delivered the stock books, stock ledgers, minute books and corporate seals of the Company.

        (m) Employee Matters. Buyer shall be reasonably assured that employees of the Company of a quantity and having the skills sufficient for the operation of the Business are continuing their employment or affiliation with Buyer or Buyer's Affiliates after the Closing. Buyer shall have received an Employment Agreement, substantially in the form attached hereto as Exhibit G-1 for each key employee designated by Buyer and named on Schedule 6.2(a), and an Employment Letter substantially in the form attached hereto as Exhibit G-2 for other employees named on Schedule 6.2(b) (each with conforming changes as appropriate for the employee), duly executed and delivered by each person named on Schedule 6.2(a) or (b).

        (n) Resignation of Directors. Buyer shall have received written resignations of the directors of the Company in form satisfactory to Buyer.

        (o) Intellectual Property Licenses. The Licensing Agreement between the Company and FoxPaw, Inc. and the Licensing Agreement between the Company and eFox, LLC, each dated July 5, 1998, shall be amended, effective as of the Closing, in a manner satisfactory to Buyer, provided that the amendments to such license agreements will not (i) impair the rights of FoxPaw, Inc. to the Holden Intellectual Property (as defined therein) required so that the publication, marketing and sale of books owned by FoxPaw, Inc. as of the Closing Date do not infringe the Holden Intellectual Property, (ii) impair the rights of eFox, LLC to use for its business purposes consistent with the option agreement described in Section 6.1(c) (but not transfer) the Holden Intellectual Property during the term of the option described in Section 6.1(c), or (iii) cause FoxPaw, Inc., the Company, or James Holden to violate that certain agreement among John Wiley & Sons, Inc., James Holden and the Company dated December 16, 1988, relating to Power Base Selling, or cause FoxPaw, Inc. or James Holden to violate that certain agreement among John Wiley & Sons, Inc., James Holden and FoxPaw, Inc. dated May 28, 1998, relating to World Class Selling.

        (p) Other Closing Documents. Buyer shall have received such other duly executed certificates, instruments and documents in confirmation of the representations and warranties of the Company or the Stockholders or in furtherance of the transactions contemplated by this Agreement as Buyer or its counsel may reasonably request.

6.3. Conditions to Obligations of the Stockholders. The obligations of the Stockholders to consummate the transactions contemplated hereby are subject to the fulfillment, at or before the Closing Date, of the conditions set forth in this Section 6.3, any one or more of which may be waived by the Stockholders in writing in their discretion; provided however, such waiver will not waive or diminish the right of the Stockholders to indemnification pursuant to Article 5, unless so stated:

        (a) Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement or in any other Transaction Document shall be true and correct in all material respects on the date hereof and on the Closing Date, and at the Closing Buyer shall have delivered to the Company a certificate to such effect dated the Closing Date, signed by the President or any Vice President and the Secretary or any Assistant Secretary of Buyer.

        (b) Performance of Covenants. Buyer shall have performed in all material respects all obligations required to be performed by Buyer under this Agreement on or before the Closing Date, and at the Closing Buyer shall have delivered to the Company a certificate to such effect dated the Closing Date signed by the President or any Vice President and the Secretary or any Assistant Secretary of Buyer.

        (c) Additional Closing Documents of Buyer. Buyer has executed and delivered, or is executing and delivering at the Closing the following documents, each dated the Closing Date:

               (i) Copies, certified by the Secretary or an Assistant Secretary of Buyer, of resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the other Transaction Documents to be delivered by Buyer and the consummation of the transactions contemplated hereby and thereby;

               (ii) The Notes;

               (iii) A photocopy of the certificates representing the Shares issued in the name of each Stockholder as set forth in Schedule 1.3;

               (iv) An Employment Agreement substantially in the form attached hereto as Exhibit G-1 with James F. Holden, and an employment letter in the form of Exhibit G-2 with each of the persons named in part (b) of Schedule 6.2 (each with conforming changes as appropriate for the employee);

               (v) A Stockholder Agreement substantially in the form of Exhibit C; and

               (vi) Other documents as the Stockholders may reasonably request.

        (d) The Cash Payment. The Stockholders shall have received the Cash Payment (as described in Schedule 1.3).

        (e) Opinion of Counsel. The Stockholders shall have received a favorable opinion, dated as of the Closing Date, from counsel to Buyer in substantially the form of Exhibit H. In giving such opinion, such counsel may rely upon certificates of public officials, upon opinions of local counsel and, as to matters of fact, upon a certificate of Buyer, and such counsel may assume that this Agreement has been duly authorized, executed and delivered by the Company and the Stockholders.

        (f) Tax Treatment. Buyer shall have received from Ernst & Young LLP a tax opinion to the effect that the purchase and sale of the Seller Shares contemplated hereby should qualify for treatment under Section 351 of the Code, which opinion will permit reliance thereon by the Stockholders; the Stockholders shall have received at the Closing a copy of such opinion in substantially the form presented to them for review at least ten business days before the Closing; and, if the Closing has not occurred within 45 days of the date of this Agreement, there have not occurred any material events or changes in circumstances that cause the Stockholders reasonably to believe, based upon the written advice of nationally recognized counsel, that the purchase and sale of the Seller Shares contemplated hereby should not qualify for treatment under
Section 351 of the Code.

        (g) Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity, and of any other person or entity, required under the Contracts, Licenses, or otherwise in connection with the execution, delivery and performance of this Agreement, the absence of which could result in a material liability to the Company or the Stockholders, or have a Material Adverse Effect, shall have been duly obtained in form reasonably satisfactory to the Stockholders and shall be in full force and effect on the Closing Date.

        (h) No Adverse Changes to Buyer. Between the date of this Agreement and the Closing Date, Buyer shall not have suffered any material adverse effect on or change in the financial conditions or results of operations of Buyer and its subsidiaries.

                                7. MISCELLANEOUS.

7.1. Termination. This Agreement and the transactions contemplated hereby may be terminated (a) by Buyer, if (i) the Company or the Stockholders fail to comply in any material respect with any of its or their covenants or agreements contained herein, or (ii) any of the representations and warranties of the Company or the Stockholders is breached or is inaccurate in any material way;
(b) by the Company or the Stockholders if (i) Buyer fails to comply in any material respect with any of its covenants or agreements contained herein, or
(ii) any of the representations and warranties of Buyer is breached or is inaccurate in any material way; or (c) by the Company or Buyer if (i) a Governmental Entity has issued a non-appealable order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto have used their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement; or (ii) a condition to its performance hereunder has not been satisfied or waived prior to March 15, 1999, provided however, that if the board of directors of Buyer should, in good faith, determine that it is necessary to extend the Closing for the purpose of facilitating the financing of the Additional

Consolidation Transactions, it may extend such date by thirty (30) days. Notwithstanding the foregoing, a party may not terminate this Agreement if the event giving rise to the termination right results from the willful failure of such party to perform or observe any of the covenants or agreements set forth herein to be performed or observed by such party or if such party is, at such time, in material breach of this Agreement.

        In the event of termination of this Agreement pursuant to this Section 7.1, written notice shall be given forthwith by the terminating party to the other parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any party. If this Agreement is terminated as provided herein, no party to this Agreement will have any liability or further obligation to any other party to this Agreement except as provided in Sections 2.28 (Brokers), 4.2 (Confidentiality), 7.12 (Expenses), 7.13 (Arbitration), 7.14 (Submission to Jurisdiction), and 7.15 (Attorneys' Fees), and except that termination of this Agreement will not affect any liability of any party for any breach of this Agreement prior to termination, or any breach at any time of the provisions hereof surviving termination.

7.2. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon personal delivery or three
(3) days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one (1) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service or upon receipt of electronic or other confirmation of transmission if sent via facsimile, to the parties, their successors in interest or their assignees at the following addresses and telephone numbers, or at such other addresses or telephone numbers as the parties may designate by written notice in accordance with this Section 7.2:

               If to Buyer:         EPS Solutions Corporation
                                    695 Town Center Drive, Suite 400
                                    Costa Mesa, California 92626
                                    Telephone No.:  (714) 429-5500
                                    Facsimile No.:  (714) 429-5559
                                    Attn:  General Counsel

               With a copy to:      Gibson, Dunn & Crutcher LLP
                                    4 Park Plaza, Jamboree Center
                                    Irvine, California  92614
                                    Telephone No.:  (949) 451-3874
                                    Facsimile No.:  (949) 451-4220
                                    Attn.:  Thomas D. Magill, Esq.

               If to the Company
               or any Stockholder:  James F. Holden
                                    211 Otis Road
                                    Barrington Hills, Illinois 60010
                                    Telephone No.:  (847) 382-1782
                                    Facsimile No.:  (847) 382-1783

               With a copy to:      Skadden, Arps, Slate, Meagher & Flom
                                    (Illinois)
                                    333 West Wacker Drive
                                    Chicago, Illinois 60606
                                    Telephone No.:  (312) 407-0700
                                    Facsimile No.:  (312) 407-0411
                                    Attn.:  Peter C. Krupp, Esq.

7.3. Assignability and Parties in Interest. This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon Buyer and the Company and their respective permitted successors and assigns and upon each Stockholder and his or her executors, administrators, heirs, legal representatives and permitted successors and assigns. Nothing in this Agreement will confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

7.4. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to its conflicts-of-law principles.

7.5. Counterparts. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

7.6. Publicity. Prior to the Closing Date, no party may, or may it permit its Affiliates to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Buyer and the Company, except that Buyer may disclose details of this Agreement to other participants in, or as necessary to effect, the Consolidation Transactions. Notwithstanding the foregoing, in the event any such press release or announcement is required by law to be made by the party proposing to issue the same, such party shall consult in good faith with the other party as far in advance as practicable to the issuance of any such press release or announcement.

7.7. Complete Agreement. This Agreement, the exhibits and schedules hereto, and the other Transaction Documents contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

7.8. Modifications, Amendments and Waivers. At any time prior to the Closing Date or termination of this Agreement, any party may, (a) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any other Transaction Document; and (b) waive compliance by any other party with any of the covenants or agreements contained in this Agreement. No waiver of any of the provisions of this Agreement will be considered, or will constitute, a waiver of any of the rights or remedies, at law or equity, of the party entitled to the benefit of such provisions unless made in writing and executed by the party entitled to the benefit of such provision. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each party hereto.

7.9. Headings; References. The headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References herein to Articles, Sections, Schedules and Exhibits refer to the referenced Articles, Sections, Schedules or Exhibits hereof unless otherwise specified.

7.10. Severability. Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

7.11. Investigation. All representations and warranties contained herein which are made to the knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof. Representations and warranties made to the knowledge of the Company shall be deemed made to the knowledge of the Stockholders only and no other person.

7.12. Expenses of Transactions. All fees, costs and expenses incurred by Buyer, in connection with the transactions contemplated by this Agreement shall be borne by Buyer, and all fees, costs and expenses incurred by the Company or the Stockholders in connection with the transactions contemplated by this Agreement shall be borne by the Stockholders jointly and severally.

7.13. Arbitration.

        (a) (i) Any controversy or claim arising out of or relating to this Agreement shall be solely and finally settled by arbitration administered by the American Arbitration Association (the "AAA") in accordance with its Commercial Arbitration Rules as then in effect (the "RULES"), except to the extent such Rules vary from the following provisions. Notwithstanding the previous sentence, the parties hereto may seek provisional remedies in courts of appropriate jurisdiction, and such request shall not be deemed a waiver of the right to compel arbitration of a dispute hereunder, provided however, that the parties shall seek any permanent injunctive relief, and any such proceeding shall be resolved, pursuant to this section.

        (ii) If any controversy or claim arising out of or relating to this Agreement or any other Transaction Document also arises out of or relates to the employment of any Stockholder by Buyer or any Affiliate of Buyer, the provisions of this Agreement governing dispute resolution shall govern resolution of such controversy or claim. The provisions of this Agreement governing dispute resolution supersede any provisions relating to such matters in any employment agreement between any Stockholder and Buyer or any Affiliate of Buyer.

        (iii) The arbitration shall be heard and determined by three (3) arbitrators as provided herein (such arbitrators are hereinafter referred to as the "ARBITRATORS"). The judgment of the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof. The arbitration proceedings shall be held in Orange County, California unless the parties to the arbitration agree to another location.

        (b) If a party hereto determines to submit a dispute for arbitration pursuant to this Section 7.13, such party shall furnish the other party with whom it has the dispute with a notice of arbitration as provided in the Rules (an "ARBITRATION NOTICE") which, in addition to the items required by the Rules, shall include a statement of the nature, with reasonable detail, of the dispute. A copy of the Arbitration Notice shall be concurrently provided to the AAA, along with a copy of this Agreement. If a party has a counterclaim against the other party, such party shall furnish the party with whom it has the dispute a notice of such claim as provided in the Rules (a "NOTICE OF COUNTERCLAIM") within ten (10) days of receipt of the Arbitration Notice, which, in addition to the items required by the Rules, shall include a statement of the nature, with reasonable detail, of the dispute. A copy of the Notice of Counterclaim shall be concurrently provided to the AAA. Within fifteen (15) days after receipt of the Arbitration Notice or the Notice of Counterclaim as applicable, each party shall select one person to act as Arbitrator and the two (2) selected shall select a third Arbitrator within ten (10) days of their appointment. If the Arbitrators selected by the parties are unable or fail to agree upon the third Arbitrator within such time, the third Arbitrator shall be selected by the AAA. Each Arbitrator shall be a practicing attorney or a retired or former judge with at least fifteen (15) years experience with and knowledge of securities laws, complex business transactions, and mergers and acquisitions.

        (c) Once the Arbitrators are assigned to hear the matter, the Arbitrators shall schedule a pre-hearing conference to reach agreement on procedural and scheduling matters, arrange for the exchange of information, obtain stipulations and attempt to narrow the issues.

        (d) At the pre-hearing conference, the Arbitrators shall have the discretion to order, to the extent the Arbitrators deem relevant and appropriate, that each party may (i) serve a maximum of one set of no more than twenty (20) requests for production of documents and one set of ten (10) interrogatories (without subparts) upon the other parties; and (ii) depose a maximum of five (5) witnesses. All objections to discovery are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The responses to the document demand, the documents to be produced thereunder, and the responses to the interrogatories shall be delivered to the propounding party thirty (30) days after receipt by the responding party of such document demand or interrogatory. Each deposition shall be taken on reasonable notice to the deponent, and must be concluded within eight (8) hours and all depositions must be taken within forty-five (45) days following the pre-hearing conference. Any party deposing an opponent's expert must pay the expert's fee for attending the deposition. All discovery disputes shall be decided by the Arbitrators.

        (e) The parties must file briefs with the Arbitrators at least three (3) days before the arbitration hearing, specifying the facts each intends to prove and analyzing the applicable law. The parties have the right to representation by legal counsel throughout the arbitration proceedings. The presentation of evidence at the arbitration hearing shall be governed by the Federal Rules of Evidence. Oral evidence given at the arbitration hearing shall be given under oath. Any party desiring a stenographic record may secure a court reporter to attend the arbitration proceedings. The party requesting the court reporter must notify the other parties and the Arbitrators of the arrangement in advance of the hearing, and must pay for the cost incurred.

        (f) Any arbitration can be consolidated with one or more arbitrations involving other parties, which arise under agreement(s) between the Buyer and such other parties, if more than one such arbitration is commenced and any party thereto contends that two or more arbitrations are substantially related and that the issues should be heard in one proceeding, the Arbitrators selected in the first-filed of such proceedings shall determine whether, in the interests of justice and efficiency, the proceedings should be consolidated before those Arbitrators.

        (g) The Arbitrators' award shall be in writing, signed by the Arbitrators and shall contain a concise statement regarding the reasons for the disposition of any claim.

        (h) To the extent permissible under applicable law, the award of the Arbitrators shall be final. It is the intent of the parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law.

7.14. Submission to Jurisdiction. All actions or proceedings arising in connection with this Agreement for preliminary or injunctive relief or matters not subject to arbitration, if any, shall be tried and litigated exclusively in the state or federal courts located in the County of Orange, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of Orange, State of California shall have in personam jurisdiction over each of them for the purpose of litigating any such dispute, controversy, or proceeding. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in Section 7.2. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

7.15. Attorneys' Fees. If Buyer or any of its Affiliates, successors or assigns brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against the Company or any of its Affiliates, successors or assigns or any Stockholder, or if the Company or any of its Affiliates, successors or assigns or any Stockholder brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against Buyer or any of its Affiliates, successors or assigns, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "ACTION"), in addition to any damages and costs which the prevailing party otherwise would be entitled, the non-prevailing party shall pay to the prevailing party a reasonable sum for attorneys' fees and costs (at the prevailing party's attorneys' then-prevailing rates) incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, ruling, or award (collectively, a "DECISION") granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such Decision.

        For the purposes of this Section, attorneys' fees shall include, without limitation, fees incurred in the following: (1) postjudgment motions and collection actions; (2) contempt proceedings; (3) garnishment, levy and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation.

        For purposes of this paragraph, "PREVAILING PARTY" includes, without limitation, a party who agrees to dismiss an action on the other party's payment of the sum allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it. If there are multiple claims, the prevailing party shall be determined with respect to each claim separately. The prevailing party shall be the party who has obtained the greater relief in connection with any particular claim, although, with respect to any claim, it may be determined that there is no PREVAILING PARTY.

7.16. Enforcement of the Agreement. The Company, the Stockholders and Buyer acknowledge that irreparable damage would occur if any of the obligations of the Company and the Stockholders under this Agreement were not performed in accordance with their specific terms or were otherwise breached. Buyer will be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company or the Stockholders and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which Buyer is entitled at law or in equity.

        IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

EPS SOLUTIONS CORPORATION

"BUYER"

By:      /s/ MARK C. COLEMAN
         -----------------------------------
Name:    Mark C. Coleman
         -----------------------------------
Title:   SVP
         -----------------------------------

HOLDEN CORPORATION

"COMPANY"

By:      /s/ JAMES F. HOLDEN
         -----------------------------------
Name:    James F. Holden
         -----------------------------------
Title:   President
         -----------------------------------


STOCKHOLDERS

/s/ JAMES F. HOLDEN
--------------------------------------------
James F. Holden

/s/ CHRISTINE E. HOLDEN
--------------------------------------------
Christine E. Holden



STOCKHOLDER REPRESENTATIVE

/s/ JAMES F. HOLDEN
--------------------------------------------
James F. Holden

                                  SCHEDULE 1.3

                                 PURCHASE PRICE


                (i) An aggregate of Four Million Dollars ($4,000,000) by wire transfer of immediately available funds to an account or accounts specified by the Stockholders (the "CASH PAYMENT").

                (ii) Promissory notes of Buyer, dated as of the Closing Date substantially in the form of Exhibit J for an aggregate principal amount of Four Million Dollars ($4,000,000) (the "NOTES")

                (iii) An aggregate of 1,320,114 shares of Series A Common Stock of Buyer (the "SHARES"), certificates for which will be retained by Buyer pending release pursuant to Section 1.4.